Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

BAA HOLDINGS, LLC,

QUELLOS HOLDINGS, LLC

and

BLACKROCK, INC.

(solely for purposes of Section 9.12 hereof)

dated as of June 26, 2007

i

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of June 26, 2007 (this “Agreement”), is made and entered into by and between BAA Holdings, LLC, a Delaware limited liability company (“Buyer”), Quellos Holdings, LLC, a Delaware limited liability company (“Seller”), and solely for purposes of Section 9.12 hereof, BlackRock, Inc., a Delaware corporation (“Buyer Parent”).

W I T N E S S E T H:

WHEREAS, Seller, directly and through certain of its Controlled Affiliates (as defined below), is engaged, among other matters, in the business of providing investment management services and owns certain assets and rights used in the conduct of its business;

WHEREAS, Buyer desires to purchase from the Seller Entities (as defined below), and Seller desires to sell or to cause the other Seller Entities to sell and transfer to Buyer, the assets of Seller relating to the Acquired Business (other than assets excluded pursuant hereto), subject to the assumption of certain liabilities and upon the terms and subject to the conditions set forth herein; and

WHEREAS, in connection with the transactions contemplated by this Agreement, certain individuals set forth in Sections 6.2(h)(ii) and (iii) of the Disclosure Schedules are expected to enter into Restrictive Agreements (the “Member Agreements”) and Seller is expected to enter into a Restrictive Agreement (the “Seller Agreement”), pursuant to which, Seller and certain Members will agree, among other things, to invest in existing and future Funds of the Acquired Business for a period of up to ten (10) years.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Acquired Business” means the fund of funds businesses as currently conducted by the Seller Entities prior to the Closing and as conducted by Buyer and its Controlled Affiliates following the Closing.

“Acquired Business Software” has the meaning ascribed to such term in Section 3.23(f).

“Action” means any action, cause of action, arbitration, claim, demand, suit, proceeding, citation, summons, subpoena, examination, audit, review, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, by or before any Governmental Entity.

“Additional Pre-Closing CEF Seed Investments” means the aggregate amount of any amounts committed by the Seller Entities after April 1, 2007 and prior to the Closing in respect of any Closed-End Funds.

“Additional Pre-Closing OEF Seed Investments” means the aggregate amount of any amounts invested by the Seller Entities after April 1, 2007 and prior to the Closing in respect of any Open-End Funds.

“Adjusted Assets Under Management” means, as of a particular date with respect to any Client of the Acquired Business, the amount in U.S. dollars of assets under management by Seller or any wholly-owned Subsidiary of Seller for such Client prior to the Closing or by Buyer, any Controlled Affiliate of Buyer or any successor or assignee of any of the foregoing following the Closing (based on the fair market value of assets calculated as of such date in accordance with applicable Law and the terms of the Investment Advisory Contract), provided in each case that:

(i) for purposes of calculating the Closing Management Fee Run Rate and the First Contingent Payment, the amount of assets under management shall be increased or decreased, as the case may be, to reflect net cash flows (additions or contributions, withdrawals or redemptions or terminated accounts) from and after the Reference Date to the date as of which the Closing Management Fee Run Rate is required to be calculated, in the case of the Closing Management Fee Run Rate, and from and after the date as of which the Closing Management Fee Run Rate is required to be calculated to the First Contingent Payment Date, in the case of the First Contingent Payment, where, in each case, (x) all such additions and contributions shall be taken into account only to the extent actually funded or to the extent that subscription agreements have been executed and delivered by the applicable Client (including a written commitment to fund such subscription) on or prior to the date of the relevant calculation provided, that with respect to any calculation to made as of the last day of any month, contributions with respect to open-ended Funds received within five (5) Business Days shall also be included in such calculation and (y) all such withdrawals, redemptions or terminations shall be taken into account as of the date on which such withdrawals, redemptions or terminations occur or, if earlier, the date on which any Seller Entity or successor to the Investment Advisory Contract, as the case may be, receives notice communicating an intention to withdraw or redeem any assets from or terminate the applicable account (unless such notice has been revoked prior to the date of the relevant calculation);

(ii) any assets under management for any account for which prior to the Closing Seller Entities or after the Closing Buyer or its Controlled Affiliates act as investment adviser and investment sub-adviser shall be counted only once; and

(iii) for purposes of calculating the Closing Management Fee Run Rate and the First Contingent Payment, any assets under management for any account of any Related Client, including the Aggregate Minimum Investment of any Member, shall be excluded.

For the avoidance of doubt, (x) the calculation of Adjusted Assets Under Management is intended to exclude any increase or decrease in assets under management from and after the Reference Date resulting from investment performance (or resulting from currency fluctuations) from and after the Reference Date and (y) any withdrawal or redemption of an amount not exceeding the amount of any increase in assets under management resulting from income or gain during the period in question to the extent required under the terms of the Investment Advisory Contracts set forth in Section 1.1(a) of the Disclosure Schedules shall not be considered a withdrawal or redemption for purposes of this definition.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, that no Person shall be deemed an Affiliate of Seller or any Seller Entity, prior to the Closing, or of Buyer, any Controlled Affiliate of Buyer or any successor or assignee of any of the foregoing, after the Closing, solely by reason of the fact that such Person is a Client.

“Agreement” has the meaning ascribed to such term in the preamble.

“Allocations” has the meaning ascribed to such term in Section 2.7.

“Ancillary Agreements” means the Escrow Agreement, the Seller Agreement, and the Member Agreements.

“Applicable Fund GAAP” has the meaning ascribed to such term in Section 3.17(d).

“Applicable Seller Entities” means the Seller Entities other than the Listed Seller Entities.

“Asset Matters Schedule” has the meaning ascribed to such term in Section 5.16(b).

“Assumed Contracts” has the meaning ascribed to such term in Section 2.1(c).

“Audited 2006 Financial Statements” means the audited consolidated statements of financial condition as of December 31, 2006 and the related consolidated statements of operations, changes in members’ capital and cash flows for the year then ended of Quellos Group, LLC and its Subsidiaries.

“Assumed Liabilities” has the meaning ascribed to such term in Section 2.3.

“Balance Sheet” means the March 31, 2007 balance sheet included in the Financial Statements.

“Base Purchase Price” has the meaning ascribed to such term in Section 2.5(a).

“Business Day” means any day other than a Saturday, a Sunday or a day on which financial institutions in The City of New York, New York, are required or authorized by Law to be closed.

“Buyer” has the meaning ascribed to such term in the preamble.

“Buyer Clients” means the Clients of Buyer’s PE FoF business and hedge fund of funds business as of the Closing Date except to the extent any such Buyer Clients also are Clients.

“Buyer Indemnitees” has the meaning ascribed to such term in Section 8.2.

“Buyer Material Adverse Effect” means any change, effect, event, matter, occurrence or state of facts that (a) has or results in a material adverse effect on the business, financial condition or results of operations of Buyer Parent and its Subsidiaries taken as a whole or (b) materially impairs Buyer’s ability timely to perform its obligations hereunder or Buyer Parent’s ability to timely perform its obligations under Section 9.12, other than any change, effect, event, matter, occurrence or state of facts to the extent resulting from (i) a decline or worsening of the United States economy in general, (ii) a change or condition generally affecting the investment management industry, (iii) outbreak or escalation of armed hostilities, terrorist actions, political instability or other material or international calamity or crisis, (iv) effects resulting from changes affecting capital market conditions in the United States or conditions in the global capital markets, (v) effects arising from changes in Laws or accounting principles, (vi) effects resulting from compliance with the terms and conditions of this Agreement by Buyer in and of itself or consented to in writing by Seller, or (vii) the public announcement in and of itself of this Agreement, except, in case of clause (i), (ii), (iii), (iv) or (v) to the extent that such change, effect, event, matter, occurrence or state of facts has a disproportionate effect on Buyer and its Affiliates, taken as a whole, relative to Persons in the investment management industry generally.

“Buyer Parent” has the meaning ascribed to such term in the preamble to this Agreement.

“Buyer Parent Common Stock” has the meaning ascribed to such term in Section 2.5(a).

“Buyer Parent Preferred Stock” has the meaning ascribed to such term in Section 4.8(a).

“Buyer Parent SEC Reports” has the meaning ascribed to such term in Section 4.9(a).

“Buyer’s Savings Plan” has the meaning ascribed to such term in Section 5.10(d).

“Capitalization Date” has the meaning ascribed to such term in Section 4.8(a).

“Cash Consideration” has the meaning ascribed to such term in Section 2.5(a).

“Catch-up Amount” means $374,000,000 less the actual amount of the First Contingent Payment.

“Client” means any Person to which Seller or any wholly-owned Subsidiary of Seller prior to the Closing or by Buyer, any Controlled Affiliate of Buyer or any successor or assignee of any of the foregoing provides Investment Management Services for such Person in respect of the Acquired Business; provided, that in the case of a Fund, the definition of Client includes the Fund, and each investor therein in respect of their investments in such Fund.

“Closed End Funds” means closed end funds of the like set forth in Section 3.18(a) of the Disclosure Schedules.

“Closing” has the meaning ascribed to such term in Section 2.8(a).

“Closing Cash Excess/Deficiency” means an amount as of the Closing Date determined in accordance with GAAP (except for those Liabilities referred to in clause (a)(ii) below reflecting deferred compensation obligations in respect of Transferred Employees) equal to the difference (which may be a positive or negative integer) between (a) the sum of (i) $20,000,000, plus (ii) the aggregate amount of all accrued, but unpaid, amounts due and payable to Transferred Employees in respect of their respective salary, bonus, deferred bonus, vacation time, personal time and sick leave, profit sharing or employer matching amounts, plus (iii) the aggregate amount of all amounts received prior to the Closing in respect of services to be rendered by the Acquired Business subsequent to the Closing Date; minus (b) the sum of (i) the aggregate amount of all security deposits associated with the Leased Real Property; plus (ii) the aggregate amount of all prepaid expenses relating to Purchased Assets of the Acquired Business; plus (iii) cash and cash equivalents that the Seller Entities include in the Purchased Assets.

“Closing Date” has the meaning ascribed to such term in Section 2.8(a).

“Closing Management Fee Run Rate” means the Management Fee Run Rate as of the most recent calendar month end prior to the Closing Date; provided that, for the avoidance of doubt, Clients that have given (and not subsequently withdrawn) their consent (or been deemed to have given their consent by negative consent) to the Transactions, in each case, in accordance with Section 5.9 hereof after such month end date but on or prior to the Closing shall be included in the determination of Closing Management Fee Run Rate.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Exchange Act” means the Commodity Exchange Act of 1936, as amended.

“Confidentiality Agreement” means the confidentiality agreement, dated as of March 19, 2007, between Buyer Parent and Seller.

“Confidential Material” has the meaning ascribed to such term in Section 5.2(c).

“Consent” means any consent, approval, authorization, waiver, grant, agreement or exemption of any Person that is required in connection with (a) the execution and delivery by

Seller or Buyer of this Agreement or (b) the consummation by any Seller Entity, any Member or Buyer of the Transactions.

“Contingent Payment Certificate” means a certificate of an officer of Buyer setting forth Buyer’s good faith estimate of the applicable Contingent Payment that Seller is entitled to receive pursuant to Section 2.9(a) or (b), as the case may be, setting forth Buyer’s calculations with respect thereto.

“Contingent Payments” has the meaning ascribed to such term in Section 2.9.

“Contract” means, whether written or oral, any loan agreement, indenture, letter of credit (including related letter of credit application and reimbursement obligation), mortgage, security agreement, pledge agreement, deed of trust, bond, note, guarantee, surety obligation, warrantee, license, franchise, permit, power of attorney, purchase order, lease, sublease and other agreement, contract, instrument, obligation, offer, commitment, arrangement and understanding, in each case as amended, supplemented, waived or otherwise modified.

“control” (including the terms “controlled by” and “under common control with”) means, with respect to the relationship between or among two (2) or more Persons, the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by Contract, credit arrangement or otherwise.

“Controlled Affiliate” means, as to any person, an Affiliate of such Person that is under such Person’s control; provided, that Controlled Affiliates of Buyer shall include Controlled Affiliates of Buyer Parent.

“Copyrights” has the meaning ascribed to such term in the definition of “Intellectual Property”.

“CP Adjustment Report” has the meaning ascribed to such term in Section 2.9(c)(iv).

“CP Dispute Notice” has the meaning ascribed to such term in Section 2.9(c)(ii).

“CP Resolution Date” has the meaning ascribed to such term in Section 2.9(c)(v).

“CP Resolution Period” has the meaning ascribed to such term in Section 2.9(c)(iii).

“CP Review Period” has the meaning ascribed to such term in Section 2.9(c)(i).

“Disclosure Schedules” means the disclosure schedules, dated as of the date hereof, as delivered by Seller to Buyer immediately prior to the execution of this Agreement. Any matter disclosed in any Section of the Disclosure Schedules shall be considered disclosed with respect to each other Section of the Disclosure Schedules; provided that it is reasonably apparent from the face of such disclosure to be relevant to such other Section.

“Dispute Notice” has the meaning ascribed to such term in Section 2.6(b)(iii).

“Distribution Agreement” has the meaning ascribed to such term in Section 3.14(a)(ii).

“Eligible Reinvestment Funds” means all Funds for which a Seller Entity provides Investment Management Services as of the Closing Date and such additional Funds as mutually agreed by Seller and Buyer from time to time.

“Encumbrance” means any pledge, lien, security interest, mortgage, charge, hypothecation, claim, equitable interest, encroachment, easement, defect of title, adverse claim, option, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement, or restriction on the creation of any of the foregoing, whether relating to any asset, property or right or the income or profits therefrom.

“Environmental Claim” means any Action by any Person alleging potential Liability (including potential Liability for investigatory costs, clean-up costs, response costs of Governmental Entities, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by Seller or (ii) circumstances forming the basis of any violation of any Environmental Law.

“Environmental Laws” means all Laws relating to pollution or protection of human health, the environment or natural resources, including Laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.

“Equity Rights” means securities, options, warrants, calls, rights, conversion rights, preemptive rights, rights of first refusal, redemption rights, repurchase rights, plans, “tag-along” or “drag-along” rights, commitments, agreements, arrangements or undertakings (a) with respect to the Seller Entities (i) obligating any Seller Entity to issue, deliver, redeem, purchase or sell, or cause to be issued, delivered, redeemed, purchased or sold, any equity interest in a Seller Entity or any securities or obligation convertible or exchangeable into or exercisable for any equity interest in a Seller Entity, (ii) giving any Person a right to subscribe for or acquire from a Seller Entity any equity interest in a Seller Entity or (iii) obligating any Seller Entity to issue, grant, adopt or enter into any such Equity Right or (b) with respect to Buyer (i) obligating Buyer to issue, deliver, redeem, purchase or sell, or cause to be issued, delivered, redeemed, purchased or sold, any equity interest in Buyer or any securities or obligation convertible or exchangeable into or exercisable for any equity interest in Buyer, (ii) giving any Person a right to subscribe for or acquire from Buyer any equity interest in Buyer or (iii) obligating Buyer to issue, grant, adopt or enter into any such Equity Right.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations and class exemptions of the U.S. Department of Labor thereunder.

“ERISA Affiliate” means any other Person or entity that, together with Seller or any Subsidiary, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) or ERISA.

“ERISA Client” has the meaning ascribed to such term in Section 3.18(b).

“Escrow Agent” has the meaning ascribed to such term in Section 2.8(b)(i)(2).

“Escrow Agreement” means an Escrow Agreement to be reasonably agreed to by the parties hereto promptly following the date of this Agreement.

“Escrow Amount” has the meaning ascribed to such term in Section 2.8(b)(i)(2).

“Escrow Fund” has the meaning ascribed to such term in Section 2.8(b)(i)(2).

“Escrow Period” has the meaning ascribed to such term in Section 8.4(b).

“Excepted Balance Sheet Liabilities” means all Liabilities with respect to with each of the following line items on the Balance Sheet: Accounts Payable, Accrued Distribution Fees, Accrued Occupancy, Accrued Professional Fees, Minority Interest, Estimated Deferred Equity Comp. Arrangements, Tax Distribution Liability-Payable, and Tax Distribution Liability-Deferred.

“Excess Performance Fees” has the meaning ascribed to such term in Section 2.9(a)(i)(1).

“Exchange Act” means the Security Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning ascribed to such term in Section 2.2.

“Excluded Contracts” has the meaning ascribed to such term in Section 2.2(l).

“Excluded Leases” has the meaning ascribed to such term in Section 2.2(q).

“Excluded Liabilities” has the meaning ascribed to such term in Section 2.4.

“Excluded Records” has the meaning ascribed to such term in Section 2.2(p).

“Excluded Taxes” means (a) all Taxes owed by any of the Seller Entities or the Members for any period; (b) all Taxes relating to the Excluded Assets or Excluded Liabilities for any period; (c) all Taxes of the Seller Entities and the Members (including, without limitation, Taxes which are assessed with respect to the Seller in periods starting after the Closing Date) relating to the Purchased Assets (including, the income derived therefrom) or the Assumed Liabilities imposed with respect to or otherwise attributable to any Pre-Closing Period and with respect to a Straddle Period any portion thereof ending on the Closing Date; (d) all Taxes of any of the Seller Entities, the Members or any other Person by reason of being a member of a consolidated, combined, unitary or affiliated group that includes any of the Seller Entities, the Members or any of their present or past Affiliates prior to the Closing, by reason of a Tax sharing, Tax indemnity or similar agreement entered into by any of the Seller Entities, the Members or any of their present or past Affiliates prior to the Closing (other than this Agreement) or by reason of transferee or successor liability arising in respect of a transaction undertaken by any of the Seller Entities, the Members or any of their present or past Affiliates prior to the Closing; and (e) all Transfer Taxes for which the Seller Entities or the Members are liable for under Section 6.18.

“FCP Cash Portion” has the meaning ascribed to such term in Section 2.9(a)(iii).

“Fiduciary Requirement” means any requirement imposed by applicable Law or an Investment Advisory Contract regarding the services performed for a Client pursuant to such Investment Advisory Contract, including compliance with investment guidelines.

“Filings” has the meaning ascribed to such term in Section 3.16(g).

“Final Allocation” has the meaning ascribed to such term in Section 2.7.

“Final Closing Cash Excess/Deficiency” has the meaning ascribed to such term in Section 2.6(b)(v).

“Final NTA” has the meaning ascribed to such term in Section 2.6(b)(v).

“Financial Statements” means with respect to Quellos Group, LLC and its Subsidiaries (i) the unaudited statements of financial condition as of December 31, 2006, and the related statements of operations for the year then ended (in each case, without applicable notes to the financial statements), (ii) the audited consolidated statements of financial condition as of December 31, 2005 and December 31, 2004 and the related consolidated statements of operations, changes in members’ capital and cash flows for the years then ended, and (iii) the unaudited statement of financial condition as of March 31, 2007 and related unaudited statement of operations (in each case, without applicable notes to the financial statements) as of March 31, 2007.

“First Contingent Payment” has the meaning ascribed to such term in Section 2.9(a)(i).

“First Contingent Payment Date” mean the last Business Day of the eighteenth full calendar month to elapse subsequent to the Closing Date.

“First CP Client Accounts” means the accounts of all Clients, as of the date of determination (including any Buyer Clients contributed to the Acquired Business), other than (a) the portion of such accounts that, as of the end of the First Evaluation Period, are invested in any products contributed to the Acquired Business by Buyer or any of its Affiliates as set forth on Section 1.1(b) of the Disclosure Schedules (which may be updated by Buyer prior to Closing) and (b) the portion of such accounts as of the end of the First Evaluation Period that are invested in Diversified Private Equity Portfolio IV.

“First Evaluation Period” has the meaning ascribed to such term in Section 2.9(a)(i)(1).

“Fund” means any investment vehicle including, without limitation, a general or limited partnership, a limited liability company, a trust, a company or a commingled fund, organized in any jurisdiction (a) sponsored or promoted by any of the Seller Entities, (b) for which any of the Seller Entities acts as a general partner, trustee or managing member (or in a similar capacity), principal underwriter or distributor or (c) for which any of the Seller Entities acts as an investment adviser, investment manager or otherwise provides investment advisory or sub-advisory services, including the Funds listed in Section 3.18(a) of the Disclosure Schedules.

“Fundamental Representations” has the meaning ascribed to such term in Section 8.1.

“Fund Financial Statement” has the meaning ascribed to such term in Section 3.17(d).

“Fund Matters Schedule” has the meaning ascribed to such term in Section 5.16(a).

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“General Allocation” has the meaning ascribed to such term in Section 2.7.

“Governmental Entity” means any United States or foreign federal, national, state, provincial, local or other government, governmental, regulatory or administrative authority, self-regulatory organization, agency or commission, including, without limitation, any office of a state attorney general, or any court, tribunal, or judicial or arbitral body.

“Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.

“Holdback Amount” means the Holdback Amount as separately agreed by the parties.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Immediate Family Member” means, with respect to any natural person, (a) such Person’s spouse, parents, grandparents, children, grandchildren and siblings and (b) such person’s former spouse(s) and current spouses of such person’s children, grandchildren and siblings and (c) estates, trusts, partnerships and other entities of which substantially all of the beneficial interest is held directly or indirectly by the foregoing.

“Indebtedness” means, with respect to any Person, all obligations without duplication, contingent or otherwise, in respect of (i) borrowed money, (ii) indebtedness evidenced by notes, debentures or similar instruments, (iii) capitalized lease obligations, (iv) such Person, which are secured by any Encumbrance on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (v) the deferred purchase price of assets, services or securities (other than ordinary course trade accounts payable), (vi) conditional sale, title, retention or similar arrangements, (vii) all letters of credit issued for the account of such Person, (viii) reimbursement obligations, whether contingent or matured, with respect to bankers’ acceptances, surety bonds, other financial guarantees and interest rate protection agreements (without duplication of other indebtedness supported or guaranteed thereby), (ix) interest, premium, penalties and other amounts owing in respect of the items described in the foregoing clauses (i) through (viii), (x) all “make well” or “keep well” arrangements relating to any other Person and (x) the guaranty of the Indebtedness of any other Person.

“Indemnified Party” has the meaning ascribed to such term in Section 8.5(a).

“Indemnifying Party” has the meaning ascribed to such term in Section 8.5(a).

“Independent Firm” has the meaning ascribed to such term in Section 2.6(b)(v).

“Intellectual Property” means all intellectual property and industrial property rights of any kind or nature, including all U.S. and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by all of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter, including without limitation databases, compilations and moral rights and rights of attribution and integrity (“Copyrights”), (iv) rights of publicity, (v) computer programs (whether in source code, object code, or other form), algorithms, data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), (vi) trade secrets and all other confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies (“Trade Secrets”), (vii) rights of privacy and rights to personal information, (viii) telephone numbers and Internet protocol addresses, and (ix) all rights in the foregoing whether registered or unregistered, and in other similar intangible assets, including all common law rights therein; and (x) all applications and registrations for the foregoing.

“Internal Controls” has the meaning ascribed to such term in Section 3.7(b).

“Investment Advisory Contract” means a Contract (including the Organizational Documents of a Fund and any side letters relating to such Contract) under which any Seller Entity, prior to the Closing, or Buyer, any Controlled Affiliate of Buyer, or any successor or assignee of any of the foregoing, after the Closing, acts as an investment adviser or sub-adviser to, or manages any investment or trading account of, any Client whether as the general partner, managing member or the equivalent of a Fund or otherwise.

“Investment Company Act” means the Investment Company Act of 1940, as the same may be amended from time to time, and any successor to such Act.

“Investment Management Services” means any services that involve (a) the management of an investment account or Fund (or portions thereof or a group of investment accounts or Funds) for compensation, (b) the giving of advice with respect to the investment and/or reinvestment of assets or Funds (or any group of assets or Funds) for compensation or (c) otherwise acting as an “investment adviser” within the meaning of the Advisers Act or any analogous foreign Law, and performing activities related or incidental thereto.

“Knowledge of Seller” means the knowledge, after due inquiry, of: Jeff Greenstein, Marie Bender, Norm Bontje, Chuck Clarvit, Richard Halperin, and Bryan White.

“Law” means any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative code, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, ordinance, decision, guideline or other requirement of any Governmental Entity.

“Leases” has the meaning ascribed to it in Section 3.13(b).

“Leased Real Property” has the meaning ascribed to such term in Section 2.1(a).

“Liability” means any liability, Indebtedness, obligation, deficiency, interest, Tax, penalty, fine, demand, judgment, Action or other Loss of any kind or nature whatsoever, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether fixed or unliquidated, and whether due or to become due.

“Listed Seller Entities” means the Subsidiaries of Seller set forth in Section 1.1(c) of the Disclosure Schedules.

“Loss” means any Liability, damage, claim, demand, obligation, loss, diminution in value, fine, cost, expense, royalty, Action, or deficiency (whether known, unknown, disclosed, undisclosed, absolute, contingent, accrued or otherwise, whether or not resulting from Third-Party Claims), including interest and penalties with respect thereto and reasonable out-of-pocket expenses and reasonable attorneys’ and accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the respective rights in connection with or under this Agreement. Under no circumstances shall Losses include claims for special, consequential, indirect, punitive or other similar damages, including lost profits, lost revenues, business interruptions, or loss of business opportunity or reputation, except in each case with respect to such claims asserted by third parties.

“Made Available” means, with respect to documents or other materials, that such documents or other materials were available for review on Seller’s electronic data room maintained by Intralinks as of June 23, 2007 and included in the index set forth in Section 1.1(d) of the Disclosure Schedules.

“Management Fee Revenue” means for the Second Evaluation Period, the sum of (a) the cumulative revenue earned from Management Fees payable under Investment Advisory Contracts with Clients in respect of Non-PE FoF Accounts, (b) the cumulative revenue earned from Quellos Private Capital 2002, Quellos Private Capital II, Quellos Private Capital III and their related vehicles and (c) 24% of the cumulative revenue in excess of $117,000,000 earned from Management Fees payable under Investment Advisory Contracts entered into after the Closing Date with Clients in respect of PE FoF Accounts.

“Management Fee Run Rate” means, as of any specified date, the aggregate amount, without duplication, of all annualized Management Fees of each Client (excluding such fees in respect of, (x) any Related Clients and (y) in the case of the Closing Management Fee Run Rate, of any Client who has not given its consent (or been deemed to have given its consent by negative consent) to the Transactions, in each case, in accordance with Section 5.8 hereof), payable, if prior to the Closing, to Seller or any of its wholly-owned Subsidiaries or if, after the Closing, to Buyer, to any Controlled Affiliate of Buyer or any successor or assignee thereof to the relevant Investment Advisory Contract, as the case may be, pursuant to the relevant Investment Advisory Contract, determined by multiplying the Adjusted Assets Under Management for each such Client account at such date by the applicable annual Management Fee rate for such account in effect on such date. For the avoidance of doubt, the calculation of the Management Fee Run Rate shall (a) be determined in the same manner, and using the same methodologies, as were used to determine the Reference Management Fee Run Rate, (b) exclude from revenue any Performance Fees, any other fees payable in respect of non-investment management or investment advisory services, and (c) include only net revenues to, if prior to the Closing, Seller or any of its wholly-owned Subsidiaries or, if after the Closing, to Buyer, any Controlled Affiliate of Buyer or any successor thereof after giving effect to, and taking into account, any fee or expense waivers, caps, limitations or reimbursements and revenue sharing arrangements.

“Management Fees” means fees based solely on the amount of assets under management in respect of Investment Management Services, and excluding Performance Fees and any fees payable or allocable in respect of non-investment management or investment advisory services, including distribution, administration or co-administration, servicing, transfer agency, portfolio accounting services or other non-investment advisory fees, whether or not based on assets under management.

“Market Value” means, as of any date of determination, the average closing price of the Buyer Parent Common Stock on the New York Stock Exchange for the ten (10) trading days immediately prior to the announcement of the Transactions.

“Material Contract” has the meaning ascribed to such term in Section 3.14(a).

“Member Agreements” has the meaning ascribed to such term in the recitals.

“Members” means all of the members of either Quellos Group LLC or Seller.

“Measurement Period” has the meaning ascribed to such term in Section 5.19.

“MFR Adjustment Amount” means an amount equal to (i) if an MFR Adjustment Event occurs prior to January 1, 2009, $8,000,000, (ii) if an MFR Adjustment Event occurs on or after January 1, 2009, but prior to January 1, 2010, $6,000,000 and (iii) if an MFR Adjustment Event occurs on or after January 1, 2010, but prior to January 1, 2011, $3,000,000.

“MFR Adjustment Event” means the occurrence of the event set forth in Section 1.1(e) of the Disclosure Schedules.

“Net Tangible Assets” means total Purchased Assets less total Assumed Liabilities less the value assigned to intangible assets of the Acquired Business that are Purchased Assets; provided that, for purposes of determining Net Tangible Assets it shall be assumed that the Purchased Assets include an amount of cash and cash equivalents sufficient to cause the Closing Cash Excess/Deficiency to be equal to zero (0). For purposes of this calculation Closed End Fund investments shall be valued as the sum of $2,500,000 plus any Additional Pre-Closing CEF Seed Investments and Open End Fund investments shall be valued as the sum of $3,850,000 plus any Additional Pre-Closing OEF Investments.

“Non-Affiliate Interest” has the meaning ascribed to such term in Section 3.3(a).

“Non-PE FoF Accounts” means those Funds that are not PE FoF Accounts, such as hedge fund of funds, real asset fund of funds, co-investment funds and investment manager seeding funds.

“Non-PE FoF Performance Fees” means Performance Fees from Non-PE FoF Accounts.

“OFAC” has the meaning ascribed to such term in Section 3.16(k).

“Open End Funds” means open end funds of the like set forth in Section 3.18(a) of the Disclosure Schedules.

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“Organizational Documents” means, with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws; with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; with respect to any Person that is a trust or other entity, its declaration or agreement of trust or constituent document; and with respect to any other Person, its comparable organizational documents, in each case, as has been amended or restated.

“Patents” has the meaning ascribed to such term in the definition of “Intellectual Property”.

“PE FoF Accounts” means those Funds of the Acquired Business related to closed end funds pursuing private capital investment strategies, such as Quellos Private Capital 2002, L.P., Quellos Private Capital II, Quellos Private Capital III, L.P., Diversified Private Equity Portfolio I, Diversified Private Equity Portfolio II, Diversified Private Equity Portfolio III and Diversified Private Equity Portfolio IV.

“Performance Fees” means performance fees or allocation, incentive fees or allocation or other fees or allocations based on or measured by investment performance payable in respect of Investment Management Services.

“Permits” means all approvals, authorizations, certificates, filings, franchises, licenses, notices and permits issued by any Governmental Entity.

“Permitted Encumbrances” means (i) Encumbrances for Taxes, assessments and other government or statutory charges not yet due or payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP in the most recent Financial Statements, (ii) Encumbrances of any materialmen, mechanics, workmen, repairmen, contractors, warehousemen, carriers, suppliers, vendors or equivalent Encumbrances arising in the ordinary course of business, (iii) Encumbrances created by applicable Law (including securities Laws) or by this Agreement or any Ancillary Agreement, (iv) Encumbrances that do not otherwise materially affect the use of or materially diminish the value of any Purchased Asset, (v) Encumbrances created by Intellectual Property licenses entered into in the ordinary course of business; provided that such Encumbrances do not affect the use of or materially diminish the value of any such encumbered Intellectual Property asset, (vi) restrictions on transfer under Leases set forth in Section 3.13(b) of the Disclosure Schedules, and (vii) immaterial encroachments, easements, defects in title or Encumbrances on any Leased Real Property.

“Person” means any natural person or any firm, partnership, limited liability partnership, association, corporation, limited liability company, joint venture, trust, business trust, sole proprietorship, Governmental Entity or other entity or any division thereof.

“Plan” has the meaning ascribed to such term in Section 3.21(a).

“Plan Asset Regulation” has the meaning ascribed to such term in Section 3.18(b).

“Post-Closing Balance Sheet and Calculations” has the meaning ascribed to such term in Section 2.6(b)(i).

“Pre-Closing Periods” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Predecessor” means an entity that formerly conducted the business currently conducted by any Seller Entity.

“Preliminary Closing Cash Excess/Deficiency” has the meaning ascribed to such term in Section 2.6(b)(ii).

“Preliminary Closing Statement” has the meaning ascribed to such term in Section 2.6(b)(ii).

“Preliminary NTA” has the meaning ascribed to such term in Section 2.6(b)(ii).

“Proposed Allocation” has the meaning ascribed to such term in Section 2.7.

“Purchased Assets” has the meaning ascribed to such term in Section 2.1.

“Purchase Price” has the meaning ascribed to such term in Section 2.5.

“Purchase Price Adjustment Amount” has the meaning ascribed to such term in Section 2.6(b)(vi)(1).

“QPAM” has the meaning set forth in Section 3.18(b).

“QPAM Exemption” has the meaning set forth in Section 3.18(b).

“Quellos Marks” has the meaning ascribed to such term in Section 5.11.

“Quellos Operating Agreement Amendments” means the amendments to the limited liability operating company agreements of each of Quellos Group, LLC and Seller, in each case, as set forth in Section 1.1(f) of the Disclosure Schedules.

“Real Property Leases” has the meaning ascribed to such term in Section 2.1(a).

“Reference Date” means April 1, 2007.

“Reference Management Fee Run Rate” means the amount set forth in Section 1.1(g) of the Disclosure Schedules.

“Registered Investment Company” means any open-end investment company, closed-end investment company, unit investment trust or business development company required to be registered under the relevant provisions of the Investment Company Act.

“Regulatory Requirement” means any Law (including Laws with respect to Taxes) that is related to or applicable to the business, products, services, operation, financial condition, ownership, supervision or regulation of investment advisers, brokers, dealers, commodity pool operators, commodity trading advisors, futures commission merchants, investment companies, banks, investment advisers, trust companies, transfer agents, securities information processors, clearing agencies, clearing corporations or securities depositories or any other financial services business or Persons engaged therein, including, for the avoidance of doubt, any such Law to which any financial services business in which any Seller Entity has been engaged at any time, or which is included in the Acquired Business, is or has at anytime in the past been subject.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Related Client” means a fee-paying Client that is (i) Buyer, any Seller Entity or any of their respective Controlled Affiliates, (ii) any Member or any director, officer, member, employee or Immediate Family Member of any of the Persons identified in clause (i) or (ii), or (iii) a trust or other similar personal or estate planning vehicle in which any of the any of the Persons identified in clause (i) or (ii) is a holder of a beneficial interest.

“Relevant Employees” means those employees listed in Section 5.10(c) of the Disclosure Schedules.

“Representatives” means, with regard to any specified Person, such Person’s directors, officers, employees, partners, members, Affiliates, financial advisors, attorneys, accountants, consultants, agents and representatives.

“Required Quarterly Financial Statements” has the meaning ascribed to such term in Section 5.21.

“Requisite Consent” has the meaning ascribed to such term in Section 5.8(c).

“SDN List” has the meaning ascribed to such term in Section 3.16(k).

“SEC” means the Securities and Exchange Commission.

“Second Contingent Payment” has the meaning ascribed to such term in Section 2.9(b)(i).

“Second Evaluation Period” has the meaning ascribed to such term in Section 2.9(b)(i)(1).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning ascribed to such term in the preamble.

“Seller Agreement” has the meaning ascribed to such term in the recitals.

“Seller Entities” means, collectively, Seller, the Subsidiaries of Seller, and their Controlled Affiliates.

“Seller Indemnitees” has the meaning ascribed to such term in Section 8.3.

“Seller Material Adverse Effect” means any change, effect, event, matter, occurrence or state of facts that (a) has or results in a material adverse effect on the business, financial condition, results of operations or Assumed Liabilities of the Acquired Business, taken as a whole, or (b) materially impairs the ability of the Seller Entities timely to perform their respective obligations hereunder, other than any change, effect, event, matter, occurrence or state of facts to the extent resulting from (i) a decline or worsening of the United States economy in general, (ii) a change or condition generally affecting the investment advisory industry, (iii) outbreak or escalation of armed hostilities, terrorist actions, political instability or other material or international calamity or crisis, (iv) a reduction in the Management Fee Run Rate between the Reference Date and the calculation date of the Closing Management Fee Run Rate in and of itself, (v) effects resulting from changes affecting capital market conditions in the United States or conditions in the global capital markets, (vi) effects arising from changes in Laws or accounting principles, (vii) effects resulting from compliance with the terms and conditions of this Agreement by any Seller Entity in and of itself or consented to in writing by Buyer, or (viii) the public announcement in and of itself of the Agreement, except, in case of clause (i), (ii), (iii), (v) or (vi) to the extent that such change, effect, event, matter, occurrence or state of facts has a disproportionate effect on the Acquired Business, relative to Persons in the investment advisory industry generally.

“Software” has the meaning ascribed to such term in the definition of “Intellectual Property”.

“Solvent” means, as to any Person at any date of determination, that (i) the fair saleable value of its assets (measured on a going concern basis) is greater than the amount of its Liabilities as such value is established and Liabilities evaluated for purposes of Section 101(32)(A) of the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), (ii) it is able to realize upon its assets and pay its debts and other Liabilities as they mature in the normal course of business, (iii) it does not intend to, and does not believe that it will, incur debts or Liabilities beyond its ability to pay as such debts and Liabilities mature and (iv) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

“Stock Consideration” has the meaning ascribed to such term in Section 2.5(a).

“Straddle Period” means any taxable period beginning before the Closing Date and ending after the Closing Date.

“Subsidiary” means, in respect of any Person, any corporation or other legal entity of which such Person (either alone or together with other Subsidiaries of such Person) owns, directly or indirectly, more than 50% of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than fifty percent of the stock or other equity interests of such entity); provided, however, that no Person shall be deemed a Subsidiary of Seller or any Seller Entity, prior to the Closing, or of Buyer, any Controlled Affiliate of Buyer or any successor or assignee of any of the foregoing, after the Closing, solely by reason of the fact that such Person is a Client.

“Tax” means (i) any federal, state, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, excise, custom duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, real and personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax, duty or other charge or assessment by a Governmental Entity or deficiencies thereof (including amounts imposed for failure to file or provide correct or timely information to any Governmental Entity or third parties in respect of Taxes) and any interest, penalties (including promoter liabilities and penalties such as, without limitation, those imposed under Section 6700 and Section 6701 of the Code or the Treasury Regulations or corresponding provisions of state, local or foreign law), additions to tax and additional amounts imposed by any Governmental Entity, (ii) any Liability for the payment of any amounts described in this definition as a result of being a member of an affiliated, consolidated, combined, unitary or similar group, including as a result of being (or having been) included or required to be included in any Tax Return related thereto, or as a result of transferor or successor Liability, and (iii) any Liability for the payments of any amounts as a result of being a party to any agreement or as a result of any express or implied obligation to indemnify any other Person with respect to payment of any amount of the type described in clause (i) or (ii).

“Tax Contest” means with respect to Taxes, any deficiency, proposed adjustment, adjustment, assessment audit, examination or other administrative or court proceeding, suit, dispute or other claim.

“Tax Refunds” has the meaning ascribed to such term in Section 2.2(h).

“Tax Return” means any return, declaration, report, notice, election, claim for refund or information return or other statement or form filed or required to be filed with any Governmental Entity or otherwise mailed or provided to any Person relating to Taxes pursuant to the Code or the Treasury Regulations or corresponding provisions of state, local or foreign Law, including any schedule or attachment thereto or any amendment thereof. Tax return shall include such returns which are required to be filed under Section 6700 and Section 6701 of the Code or the Treasury Regulations or corresponding provisions of state, local or foreign Law.

“Third-Party Claim” has the meaning ascribed to such term in Section 8.5.

“Trade Secrets” has the meaning ascribed to such term in the definition of “Intellectual Property”.

“Trademarks” has the meaning ascribed to such term in the definition of “Intellectual Property”.

“Transactions” means the purchase and sale of assets hereunder and the other actions contemplated hereby relating to the consummation hereof and the performance by the parties of their respective obligations hereunder.

“Transfer” means, with respect to any interest in any Person, the direct or indirect (by operation of Law or otherwise) transfer, pledge, hypothecation or disposal of such interest.

“Transfer Date” means the Closing Date or any such date that any Governmental Entity shall determine to be the “time of transfer” under the Transfer Provisions.

“Transfer Provisions” means the Transfer of Undertakings (Protection of Employment) Regulations 2006.

“Transferred Employee” has the meaning ascribed to such term in Section 5.10(a).

“Transferred Intellectual Property” has the meaning ascribed to such term in Section 2.1(d).

“Transfer Tax Returns” has the meaning ascribed to such term in Section 5.15(a).

“Transfer Taxes” means all sales (including, without limitation, bulk sales), use, transfer, recording, privilege, documentary, gains, gross receipts, registration, conveyance,

excise, license, stamp, duties or similar Taxes and fees incurred in connection with or resulting from this Agreement and the transactions contemplated hereunder.

“Treasury Regulations” means the income tax regulations promulgated under the Code, as such regulations may be amended from time to time.

“UK Business” means fund of funds business currently conducted by Quellos Europe Ltd in the UK.

Section 1.2 Interpretation and Construction. Unless otherwise expressly provided, for the purposes of this Agreement the following rules of interpretation shall apply:

(a) The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) When a reference is made in this Agreement to an article or a section, paragraph, exhibit or schedule, such reference shall be to an article or a section, paragraph, exhibit or schedule of this Agreement unless otherwise clearly indicated to the contrary.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(d) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(f) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(g) A reference to “$,” “U.S. dollars” or “dollars,” shall mean the legal tender of the United States of America.

(h) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto.

(i) A reference to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.

(j) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this

Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

ARTICLE II

PURCHASE AND SALE OF ASSETS

Section 2.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth herein, at the Closing, Seller shall sell or cause each other relevant Seller Entity to sell, convey, assign and transfer to Buyer, and Buyer shall purchase, acquire and accept from Seller and each other relevant Seller Entity, free and clear of all Encumbrances other than Permitted Encumbrances, all of such Seller Entity’s right, title and interest, whether or not reflected in the Balance Sheet, in and to the properties, assets and rights of every nature, kind and description, whether tangible or intangible (including goodwill and receivables), whether real, personal or mixed, whether accrued, contingent or otherwise and whether now existing or hereafter acquired (other than the Excluded Assets), to the extent relating to the Acquired Business, as the same may exist on the Closing Date (collectively, the “Purchased Assets”), including, without limitation, the following assets, properties and rights owned or held by such Seller Entity (but, in each case, excluding the Excluded Assets):

(a) the leasehold interests of the Seller Entities identified in Section 2.1(a) of the Disclosure Schedules, including (i) any prepaid rent, security deposits and options to renew or purchase in connection therewith and (ii) the Seller Entities’ right, title or interest in and to any fixtures, structures or improvements appurtenant to such real property (collectively, the “Leased Real Property,” with the leases relating to such Leased Real Property being collectively referred to herein as the “Real Property Leases”);

(b) all personal property and interests therein, including all the equipment, furniture, fixtures and leasehold improvements (other than, in each case, in respect of the Excluded Leases), motor vehicles and other tangible personal property owned, leased or licensed by the Seller Entities and used in the Acquired Business;

(c) the Contracts relating to the Acquired Business, including those Contracts set forth in Section 2.1(c) of the Disclosure Schedules (collectively, the “Assumed Contracts”), including, without limitation, the ongoing investment advisory relationship and any other relationship between the Acquired Business and the Clients, together with any goodwill associated therewith;

(d) all Intellectual Property used in the Acquired Business, including, without limitation, the “Quellos” Trademarks and the right to use all performance records and track records and supporting documentation and records of any Seller Entity with respect to the investment performance of any investment strategy, product or account in respect of which any such Seller Entity provided Investment Management Services (collectively, the “Transferred Intellectual Property”);

(e) all Permits owned, utilized, held or maintained by or licensed to the Seller Entities (subject to the terms of such Permits) relating to the Purchased Assets, to the extent transferable;

(f) all Contracts relating to Intellectual Property used in the Acquired Business;

(g) all Client, vendor, supplier, contractor, and service-provider lists to the extent relating to the Acquired Business, and all files, documents and records (including billing, payment and dispute histories, credit information and similar data) to the extent relating to Clients, vendors, suppliers, contractors or service-providers of the Acquired Business, and other business and financial records, files, books and documents (whether in hard copy or computer format) to the extent relating to the Acquired Business;

(h) all prepaid expenses and deposits and refunds of the Acquired Business relating to the Purchased Assets or the Assumed Liabilities received after the Closing Date (other than Tax refunds in respect of any Pre-Closing Period), in each case except as the same are included in the Excluded Assets;

(i) all claims, causes of action, defenses and rights of offset or counterclaim (at any time or in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or noncontingent) to the extent relating to any of the Purchased Assets or Assumed Liabilities to be conveyed to and/or assumed by Buyer as of the Closing Date;

(j) the goodwill of the Acquired Business;

(k) all advertising, marketing, sales and promotional materials relating to the Acquired Business;

(l) all property and casualty insurance proceeds received or receivable to the extent arising from the damage or complete destruction of any of the Purchased Assets that would have been included in the Purchased Assets but for such damage or complete destruction, in each case net of any deductible and the cost of repair or replacement and related administrative costs;

(m) all rights and claims under any and all transferable warranties extended by suppliers, vendors, contractors, manufacturers and licensors in relation to any of the Transferred Intellectual Property and the Software and hardware assets used in the Acquired Business;

(n) the original books and records, information, files, records, data, plans, contracts and recorded knowledge of the Seller Entities to the extent relating to the ownership and operation of the Acquired Business, including all personnel records (including all human resources and other records) relating to the Transferred Employees, the purchase of materials, supplies and services, financial, legal, environmental, software licenses, operating keys for any proprietary software or source codes, accounting and operations matters, research and development, manufacture and sale of products and dealings with vendors, suppliers, Governmental Entities, third parties and Clients of the Acquired Business provided that, Seller shall be entitled to retain copies of any of the foregoing to comply with obligations under Law and no Seller Entity shall be required to provide to Buyer any of the foregoing items if doing so could result in the waiver of any legal privilege or work product protection of Seller or any of its Affiliates;

(o) any prepaid Taxes with respect to property for a Straddle Period; provided, however, that for the purposes of this Section 2.1(o), (A) any such prepaid Taxes shall be apportioned on a daily basis in the Straddle Period between these amounts that relate to the period ending on or before the Closing Date and those amounts that relate to the period beginning after the Closing Date and (B) only the amount of such prepaid Taxes that correspond to the period after the Closing Date shall be a Purchased Asset; and

(p) all other assets set forth in Section 2.1(p) of the Disclosure Schedules.

Section 2.2 Excluded Assets. Notwithstanding any provision in this Agreement to the contrary, Buyer is not purchasing from any of the Seller Entities any of the following (the “Excluded Assets”), and shall acquire no right to or interest in any Excluded Assets under this Agreement or as a result of the Transactions:

(a) the capital stock, membership interests, partnership interests or Equity Rights in any of the Seller Entities;

(b) all cash and cash equivalents other than cash and cash equivalents that the Seller Entities include in the Purchased Assets;

(c) all intercompany receivables in respect of the Acquired Business;

(d) the accounts and notes receivable of the Acquired Business, including all loans and other advances owing to the Seller Entities by any Employees;

(e) the corporate books and records of the Seller Entities (except to the extent included in the Purchased Assets pursuant to Section 2.1(n));

(f) all current and prior insurance policies and all rights of any nature with respect thereto, including all insurance proceeds received or receivable thereunder (other than any such amounts included in the Purchased Assets pursuant to Section 2.1(l)) and rights to assert claims with respect to any such insurance recoveries;

(g) all assets of any employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not such plan is subject to ERISA), that is contributed to or maintained by any Seller Entity for the benefit of any employees of the Acquired Business;

(h) any refunds, credits or other assets or rights (including interest thereon or claims therefor) with respect to any Excluded Taxes and Taxes paid by the Seller Entities, the Members or any of their Affiliates, or for which the Seller Entities or its Affiliates are responsible under this Agreement, relating to the Purchased Assets or the Acquired Business (the “Tax Refunds”);

(i) all loans and other advances owing to the Seller Entities or any of their Affiliates by each employee of the Seller Entities other than the Transferred Employees;

(j) the Tax records (including Tax Returns and supporting work papers) covering any period or transaction of any Seller Entity occurring prior to the Closing Date;

(k) the personnel records (including all human resources and other records) of any Seller Entity relating to employees of the Acquired Business, other than Transferred Employees;

(l) all of the rights and interests of any Seller Entity in and to Contracts that do not relate to the Acquired Business (the “Excluded Contracts”);

(m) any assets and associated claims to the extent arising out of the Excluded Liabilities;

(n) all claims, causes of action, defenses and rights of offset or counterclaim (at any time or in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or noncontingent) not included in the Purchased Assets in accordance with Section 2.1;

(o) other assets set forth in Section 2.2(o) of the Disclosure Schedules;

(p) all of the rights and interests of the Seller Entities in all information, files, records, data, plans, contracts and recorded knowledge related to or used in connection with the Acquired Business, to the extent that any of the foregoing: (i) relate primarily to the Excluded Assets; or (ii) are required by Law to be retained by a Seller Entity and with respect to which Sellers, to the extent permitted by applicable Law and related to the Purchased Assets, shall provide (or caused to be provided) a copy to Buyer (clauses (i) and (ii) collectively, the “Excluded Records”); provided, however, that in no event shall Seller or any Seller Entity have any obligation to provide copies of any Excluded Records to the extent providing such copies could result in the waiver of any legal privilege or work product protection of Seller or any of its Affiliates;

(q) all of the rights and interests of any Seller Entity in and to the real estate leases set forth in Section 2.2(o) of the Disclosure Schedules (the “Excluded Leases”); and

(r) all rights of Seller under this Agreement, any Ancillary Agreement or any Contract entered into in connection herewith or therewith between the parties.

Section 2.3 Assumption of Liabilities. Upon the terms and subject to the conditions set forth herein, at the Closing, Buyer shall assume and satisfy and discharge when due all Liabilities (other than the Excluded Liabilities) of each Seller Entity, in each case to the extent related exclusively or primarily to the Acquired Business or the Purchased Assets, (collectively, the “Assumed Liabilities”), including the following:

(a) all Liabilities described in clause (a)(ii) of the definition of Closing Cash Excess/Deficiency; and

(b) all Liabilities arising out of the ownership and operation of the Acquired Business by Buyer arising after the Closing Date.

Section 2.4 Excluded Liabilities. Notwithstanding the foregoing or anything to the contrary set forth herein, Buyer shall not assume or become responsible for, and the Seller Entities shall remain solely liable for, any and all Liabilities or obligations of any Seller Entity (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether accrued or unaccrued, whether due to become due, and whether claims with respect thereto are asserted before or after the Closing) other than the Assumed Liabilities (collectively, the “Excluded Liabilities”), including:

(a) all Liabilities that are not Assumed Liabilities;

(b) all Liabilities whenever arising to the extent relating to any of the Excluded Assets;

(c) all Liabilities of any Seller Entity or any Affiliate thereof or any of their respective Representatives arising out of any alleged or actual acts or omissions, breach, failure to comply with, violation or other deficiency in respect of any Regulatory Requirement, Fiduciary Requirement, Tax Matters or any Action related thereto or instituted thereunder by any Person arising out of, attributable to, relating to or resulting from the conduct by any Seller Entity of any business activity or the ownership, operation or conduct of the Acquired Business or the Purchased Assets prior to the Closing of any Seller Entity;

(d) all Liabilities of any Seller Entity whenever arising under Contracts which are not Assumed Contracts including the Contract set forth in Section 2.4(d) of the Disclosure Schedules;

(e) all Liabilities of any Seller Entity arising out of any Action pending or threatened on or prior to the Closing Date;

(f) all Liabilities with respect to Excluded Taxes;

(g) except as provided in Section 2.3(a) and subject to Section 5.10, all Liabilities of any Seller Entity to pay salaries, severance, termination pay, redundancy pay, pay in lieu of notice, accrued vacation time, personal time and sick leave payable, bonuses or other payments or reimbursements to any current or former employee, independent contractor, partner or director of any Seller Entity whose employment is terminated (or treated as terminated) in connection with the consummation of the transactions contemplated by the Agreement and all Liabilities resulting from the termination of employment of any current or former employee, independent contractor, partner or director of any Seller Entity on or prior to the Closing Date;

(h) all Excepted Balance Sheet Liabilities;

(i) except as provided in Section 2.3(a) and subject to Section 5.10, all Liabilities of any Seller Entity to any retired, former or current employee, independent contractor, partner or director of any Seller Entity, including all Liabilities of any Seller Entity for all compensation and benefits, vacation time and personal time, premiums or benefits under any Employee Benefit Plan and severance pay accrued by employees, independent contractors, members, partners or directors of any Seller employed or engaged by any Seller on or prior to the Closing Date. Without limiting the foregoing, Buyer shall not assume any Liabilities of any Seller for medical, dental or disability (both long-term and short-term) claims that are attributable to any period prior to the Closing Date; and

(j) all Liabilities to indemnify any Person or entity by reason of the fact that such Person or entity was director, partner, officer, employee, or agent of any Seller Entity or was serving at the request of any Seller an a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statue, charter document, bylaw, agreement, or otherwise).

Section 2.5 Purchase Price. The purchase price (the “Purchase Price”) to be paid by Buyer in the aggregate for all of the Purchased Assets shall be:

(a) $750,000,000 (the “Base Purchase Price”), payable in (i) cash (the “Cash Consideration”) in an amount equal to seventy-five percent (75%) of the Base Purchase Price and (ii) such number of shares of the common stock, par value $0.01 per share, of Buyer Parent (the “Buyer Parent Common Stock”) having an aggregate Market Value of twenty-five percent (25%) of the Base Purchase Price (the “Stock Consideration”); plus

(b) any Contingent Payments pursuant to Section 2.9.

Section 2.6 Closing Estimates and Post-Closing Purchase Price Adjustments.

(a) Closing Estimates. No later than fifteen (15) days prior to the Closing Date, Seller shall prepare and deliver to Buyer an estimated balance sheet of the Acquired Business as of the Closing Date, which shall be prepared in accordance with GAAP (except for those Liabilities reflecting deferred compensation obligations in respect of Transferred Employees) consistent with the Balance Sheet and using the same accounting methods, principles, policies, practices, procedures, classifications, judgments, estimation methodologies and accounting standards as were utilized in the preparation of the Balance Sheet, together with a certificate of an officer of Seller setting forth Seller’s good faith estimates of the Closing Cash Excess/Deficiency and Net Tangible Assets as of the Closing. Seller shall give, and shall cause its advisers to give, Buyer and its advisers full and complete access, upon reasonable notice and at reasonable times, to such books, records and personnel of the Seller Entities (including the work papers of Seller and its accountants relating to the preparation of the items so delivered by Seller) as may be necessary to enable Buyer and their respective advisers to assess such estimated Closing Cash Excess/Deficiency and estimated Net Tangible Assets prior to the Closing.

(b) Final Closing Cash Adjustments.

(i) No later than twenty one (21) days after the Closing Date, Seller shall prepare and deliver to Buyer a balance sheet of the Acquired Business, together with a certificate of an officer of Seller setting forth Seller’s good faith calculations of the Closing Cash Excess/Deficiency and Net Tangible Assets which shall be prepared as of the Closing Date and in the same manner as the balance sheet of the Acquired Business delivered pursuant to Section 2.6(a) (the “Post-Closing Balance Sheet and Calculations”).

(ii) Within twenty (20) Business Days following Buyer’s receipt of the Post-Closing Balance Sheet and Calculations, Buyer shall deliver to Seller a statement (the “Preliminary Closing Statement”) setting forth a calculation by Buyer of the Closing Cash Excess/Deficiency (the “Preliminary Closing Cash Excess/Deficiency”) and of Net Tangible Assets (“Preliminary NTA”), which shall be prepared as of the Closing Date and in the same manner as the balance sheet of the Acquired Business delivered pursuant to Section 2.6(a).

(iii) Seller shall have twenty (20) Business Days following receipt of the Preliminary Closing Statement to review the calculations of the Preliminary Closing Cash Excess/Deficiency and Preliminary NTA and to notify Buyer in writing if it disputes the calculations set forth on the Preliminary Closing Statement (a “Dispute Notice”), specifying the reasons therefor in reasonable detail.

(iv) In connection with Seller’s review, Seller and its Representatives shall have reasonable access, during normal business hours and upon reasonable notice, to all relevant records, schedules, memoranda and other documents prepared by Buyer in connection with its calculation of the Preliminary Closing Cash Excess/Deficiency and Preliminary NTA (including the work papers of Buyer and its accountants relating to the preparation of such Preliminary Closing Statement) and to finance personnel of Buyer and its Subsidiaries and such other information that Seller reasonably requests, and Buyer shall, and shall cause its Subsidiaries to, reasonably cooperate with Seller and its Representatives in connection therewith.

(v) In the event that Seller delivers a Dispute Notice to Buyer, Buyer and Seller shall cooperate in good faith to resolve such dispute as promptly as practicable and, upon such resolution, if any, any adjustments to the Preliminary Closing Cash Excess/Deficiency and Preliminary NTA shall be made in accordance with the agreement of Buyer and Seller and shall be conclusive and binding on Buyer and Seller. If Buyer and Seller are unable to resolve any such dispute within twenty (20) Business Days of Seller’s delivery of such Dispute Notice (or any such longer period as Buyer and Seller shall mutually agree in writing), such dispute shall be resolved by such internationally-recognized independent accounting firm or such other qualified firm as Buyer and Seller may mutually agree (the “Independent Firm”), and such determination shall be final and binding on the parties. The Independent Firm shall consider only those items and amounts as to which Buyer and Seller have disagreed within the time periods and on the terms specified above, and may rely only upon information submitted to it by

Buyer and Seller. The Independent Firm shall be instructed to use reasonable best efforts to deliver to Buyer and Seller a written report setting forth the resolution of each disputed matter within thirty (30) days of submission of the Preliminary Closing Cash Excess/Deficiency and Preliminary NTA to it and, in any case, as promptly as practicable after such submission. Any expenses relating to the engagement of the Independent Firm in respect of its services pursuant to this Section 2.6 shall be shared equally by Buyer and Seller. The Preliminary Closing Cash Excess/Deficiency and Preliminary NTA, (A) if no Dispute Notice has been timely delivered by Seller, as originally submitted by Buyer, or (B) if a Dispute Notice has been timely delivered by Seller, as determined pursuant to the resolution of such dispute in accordance with this Section 2.6(b)(v), shall be the “Final Closing Cash Excess/Deficiency” and “Final NTA.”

(vi) Following determination of the Final Closing Cash Excess/Deficiency and Final NTA:

(1) If (x) the amount of Final Closing Cash Excess/Deficiency is a positive integer, the cash portion of the Purchase Price shall be reduced dollar for dollar by such amount, (y) the amount of the Final Closing Cash Excess/Deficiency is a negative integer, the cash portion of the Purchase Price shall be increased dollar for dollar by such amount and (z) the Final NTA is less than $31,000,000 the cash portion of the Purchase Price shall be decreased dollar for dollar by the amount of such deficiency (the net amount of the adjustments referred to in clauses (x), (y) and (z), the “Purchase Price Adjustment Amount”).

(2) Buyer or Seller shall, as the case may be, within three (3) Business Days after the determination of the Purchase Price Adjustment Amount, make such payments as may be required pursuant to this Section 2.6 to Seller or Buyer, as the case may be, by wire transfer in immediately available funds of the amount payable by Buyer or Seller, as the case may be, in respect of the Purchase Price Adjustment Amount.

(c) Additional Post-Closing Purchase Price Adjustments.

(i) Excess Accrued Open End Funds Performance Fees. Promptly following determination thereof and, in any event, not later than February 29, 2008, Buyer shall pay by wire transfer in immediately available funds to an account designated by Seller an amount equal to 15.5% of the amount by which Open End Funds Performance Fees that are accrued and subject to reversal as of the Closing Date exceed the aggregate amount of such Open End Funds Performance Fees.

(ii) Distributions on Pre-Closing Closed End Fund Investments. Promptly following determination thereof and, in any event, not later than thirty (30) days following receipt thereof, Buyer shall pay by wire transfer in immediately available funds to an account designated by Seller the excess, if any, of (A) any amounts received as interim or liquidating distributions by the Acquired Business subsequent to the Closing Date in respect of the Closed End Fund investments made prior to the Closing over (B) the sum of $2,500,000 plus any Additional Pre-Closing CEF Seed Investments.

(iii) Distributions on Pre-Closing OEF Seed Investments. Promptly following determination thereof and, in any event, not later than thirty (30) days following receipt thereof, Buyer shall pay by wire transfer in immediately available funds to an account designated by Seller the excess, if any, of (A) any amount received in respect of general partner or managing member interests of the Applicable Seller Entities in Open End Funds over (B) the sum of $3,850,000 plus any Additional Pre-Closing OEF Seed Investments.

(iv) Carried Interests From Certain Clients. Promptly following receipt by Buyer or any of its Controlled Affiliates of Performance Fees in respect of any Client account set forth on Section 2.6(c)(iv) of the Disclosure Schedules, Buyer shall pay by wire transfer in immediately available funds to an account designated by Seller an amount equal the product of (x) the amount so received and (y) the applicable percentage specified on such Schedule as “Due Seller Entities.”

(v) Calculation of Additional Post-Closing Purchase Price Adjustments. In respect of each of the adjustments to the Purchase Price set forth in this Section 2.6(c), Buyer shall use its commercially reasonable efforts to advise Seller of the estimated amount thereof promptly following determination. Buyer and Seller shall cooperate in good faith to provide information reasonably requested and to resolve any dispute regarding such adjustments. Any disagreements in respect thereof will be resolved in substantially the same manner as in respect of a dispute regarding the Final Closing Cash Adjustment under Section 2.6(b).

(d) Treatment of Payments Pursuant to this Agreement. The parties agree that any payment made pursuant to this Agreement in excess of the Base Purchase Price will be treated for Tax purposes as an adjustment to the purchase price of the Purchased Assets, unless otherwise prohibited by applicable Law. Solely for Tax purposes, Section 483 of the Code or any succeeding or corresponding provision of applicable Law shall apply to the extent necessary to characterize portions of the Purchase Price (including the Contingent Payments) as interest payments, and the parties hereby agree to so treat them.

Section 2.7 Purchase Price Allocation. Solely for Tax purposes, the Base Purchase Price and the amount of Assumed Liabilities for income tax purposes shall be allocated among the Purchased Assets as specified in Section 2.7 of the Disclosure Schedules hereto (the “General Allocation”), which shall be agreed by the parties before the Closing and satisfy Section 1060 of the Code and the Treasury Regulations promulgated thereunder. As soon as practicable after an adjustment to the Purchase Price has been determined pursuant to Section 2.6 or a Contingent Payment pursuant to Section 2.9 has been made, Buyer shall deliver Seller a statement (the “Proposed Allocation”), allocating such adjustment to the Purchase Price or such Contingent Payment (except for any interest payable thereon and as adjusted, if required, pursuant to Section 483 of the Code) to the Purchased Assets. The Proposed Allocation shall satisfy Section 1060 of the Code and the Treasury Regulations promulgated thereunder. If within twenty (20) days after Buyer has provided the Proposed Allocation to Seller, Seller has not objected in writing to the Proposed Allocation, the Proposed Allocation shall become the final allocation (each, a “Final Allocation”). Otherwise, Seller and Buyer shall negotiate in good faith to agree upon the Final Allocation. If Buyer and Seller are unable to agree on the Final

Allocation within a 60-day period from the receipt of notice from the Seller objecting to the Proposed Allocation, then all remaining disputed items shall be submitted to the Independent Firm. The Independent Firm shall be instructed to use reasonable best efforts to deliver to Buyer and Seller a written report setting forth the resolution of each disputed matter within thirty (30) days of submission and, in any case, as promptly as practicable after such submission. The Independent Firm’s determination with respect to the disputed items in the Proposed Allocation shall be final, binding and conclusive on Seller and Buyer absent manifest error. The fees and disbursements of the Independent Firm shall be shared equally between Seller and Buyer. The General Allocation and the Final Allocation (together, the “Allocations”) shall be amended to reflect any other adjustment to the Purchase Price hereunder consistent with the General Allocation and Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Seller and Buyer agree to (i) be bound, and cause their Controlled Affiliates to be bound, and with respect to Seller cause the Seller Entities to be bound, by the Allocations, as amended from time to time, (ii) prepare and file their Tax Returns on a basis consistent with the Allocations, as amended, unless required to do otherwise under applicable Law, and (iii) take no position, and cause the Seller Entities and its Controlled Affiliates to take no position, inconsistent with the Allocations, as amended, on any applicable Tax Return or in any proceeding before any Governmental Entity with respect to Taxes, unless required to do otherwise under applicable Law. In the event that any of the Allocations are disputed by any Governmental Entity, the party receiving notice of the dispute shall promptly notify the other party concerning resolution of the dispute. Each of Seller and the Seller Entities, on the one hand, and Buyer, on the other hand, agrees to cooperate with the other in preparing IRS Form(s) 8594 (including any such Form(s) required to be filed as a result of a Contingent Payment or any other adjustment to the Purchase Price hereunder), and to furnish the other with a copy of such Form(s) prepared in draft form no later than 60 days before the due date for the filing of such Form(s) (including any extensions).

Section 2.8 Closing.

(a) Upon the terms and subject to the conditions of this Agreement, the closing (the “Closing”) of the Transactions shall occur at 10:00 a.m. (prevailing Eastern Time) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036-6522, or at such other location as may be mutually agreed by Buyer and Seller, no later than five Business Days after all of the applicable conditions in Article VI have been satisfied or waived (other than conditions that relate to actions to be taken, or documents to be delivered, at the Closing) or on such other date as may be mutually agreed by Buyer and Seller (such date, the “Closing Date”); provided, however, that, unless Buyer and Seller otherwise mutually agree, the Closing shall not occur prior to October 1, 2007, provided, further, that if the Closing does not occur on October 1, 2007, unless Buyer and Seller otherwise mutually agree, the Closing shall not occur prior to the last Business Day of the month in which all such conditions have been satisfied. The Closing shall be effective as of the close of business on the Closing Date.

(b) At the Closing,

(i) Buyer shall deliver or cause to be delivered:

(1) to Seller, an amount equal to the Cash Consideration by wire transfer to the account designated in writing by Seller at least three (3) Business Days prior to the Closing Date;

(2) to the escrow agent under the Escrow Agreement (the “Escrow Agent”), in trust (the “Escrow Fund”), one or more certificates representing the Stock Consideration (the “Escrow Amount”), free and clear of any Encumbrances, other than Encumbrances created by applicable Law (including securities Laws), to secure payment of any amounts due to Buyer from Seller pursuant to the indemnification obligations under Article VIII, to be disbursed according to the terms and conditions of the Escrow Agreement; and

(3) to Seller, an instrument of assumption of liabilities in respect of the Assumed Liabilities.

(ii) Seller shall deliver or cause to be delivered to Buyer:

(1) a duly executed bill of sale for all personal property that is included in the Purchased Assets;

(2) instruments of assignment of the Real Property Leases, the Equipment Leases and Seller’s interest in all personal property leased by Seller, in each case that is included in the Purchased Assets;

(3) assignments in recordable form of all registered Patents, Trademarks, and Copyrights and all applications therefor that are included in the Purchased Assets;

(4) such other instruments of conveyance and assignment as Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to Buyer of valid ownership of the Purchased Assets; and

(5) all of the books and records included in the Purchased Assets.

(iii) Each party hereto shall deliver, or shall cause to be delivered, to each other party, as applicable, all other previously undelivered documents required to be delivered by such party to another party pursuant to this Agreement.

Section 2.9 Contingent Payments. In further consideration for the sale and transfer of the Purchased Assets to Buyer in accordance with the terms of this Agreement and the assumption by Buyer of the Assumed Liabilities, Buyer shall pay to Seller the following contingent payments, if any (the “Contingent Payments”), as follows:

(a) First Contingent Payment.

(i) Seller shall be entitled to receive a payment (the “First Contingent Payment”) determined in accordance with the provisions of this Section 2.9(a) equal to the sum of:

(1) an amount, not to exceed $100,000,000, equal to the product of (A) the amount of Performance Fees from Open End Funds, if any, earned during the period from the Closing Date to the eighteen month anniversary of the Closing Date (the “First Evaluation Period”) and (B) 58% (the “Excess Performance Fees”); plus

(2) an amount equal to (A) $374,000,000, less the amount paid or payable in respect of Excess Performance Fees, less (B) the product of (x) 8.0 multiplied by (y) the amount, if any, by which the Reference Management Fee Run Rate exceeds the Management Fee Run Rate for First CP Client Accounts; provided, however, that in no event will the First Contingent Payment be greater than $374,000,000 or less than the Excess Performance Fees and in no event shall the amount calculated pursuant to this subsection (2) be less than $0.00.

(ii) No later than 45 days following the end of the First Evaluation Period, Buyer shall prepare and deliver to Seller a Contingent Payment Certificate setting forth Buyer’s good faith estimate of the First Contingent Payment which Seller is entitled to receive pursuant to Section 2.9(a)(i) and which sets forth Buyer’s calculations with respect thereto, which may reflect a reduction for any overpayment of Excess Performance Fees previously paid pursuant to this Section 2.9(a).

(iii) Subject to the procedures set forth in Section 2.9(c), promptly and, in any event, no later than three (3) Business Days following the CP Resolution Date with respect to the First Contingent Payment, Buyer shall (x) pay to Seller by wire transfer the amount, if any, equal to 75% of the amount of the First Contingent Payment (other than the portion attributable to Excess Performance Fees), as determined under Section 2.9(a) (the “FCP Cash Portion”) and (y) deliver to Seller the number of shares of Buyer Parent Common Stock having an aggregate Market Value equal to 25% of the amount of the First Contingent Payment (other than the portion allocable to Excess Performance Fees).

(iv) Excess Performance Fees shall be paid to Seller as promptly as practicable following receipt thereof by Buyer subject to the procedures set forth in Section 2.9(c).

(v) The First Evaluation Period may end and the First Contingent Payment may be determined and paid on such earlier date as the parties may mutually agree.

(b) Second Contingent Payment.

(i) If the Management Fee Revenue determined as provided herein in respect of calendar year 2010 is at least equal to $160,000,000, Seller shall be entitled to receive a payment (the “Second Contingent Payment”) determined in accordance with the provisions of this Section 2.9(b) as follows:

(1) if cumulative Management Fee Revenue in respect of the period from January 1, 2008 to December 31, 2010 (the “Second Evaluation Period”) is less than $525,000,000, then the Second Contingent Payment shall equal $0.00;

(2) if cumulative Management Fee Revenue in respect of the Second Evaluation Period is equal to or greater than $525,000,000 and less than $575,000,000, then the Second Contingent Payment shall equal an amount between $0.00 and fifty percent (50)% of the Catch-up Amount, determined by straight-line interpolation;

(3) if cumulative Management Fee Revenue in respect of the Second Evaluation Period is equal to or greater than $575,000,000 and less than $625,000,000, then the Second Contingent Payment shall equal the sum of (x) fifty percent (50%) of the Catch-Up Amount plus (y) an amount between $0.00 and the sum of $238,000,000 plus fifty percent (50%) of the Catch-up Amount, determined by straight-line interpolation;

(4) if cumulative Management Fee Revenue in respect of the Second Evaluation Period is equal to $625,000,000, then the Second Contingent Payment shall equal $238,000,000 plus the Catch-up Amount;

(5) if cumulative Management Fee Revenue in respect of the Second Evaluation Period is greater than $625,000,000 and less than $725,000,000, then the Second Contingent Payment shall equal the sum of (x) $238,000,000 plus (y) the Catch-up Amount plus (z) an additional amount between $0.00 and $357,000,000, determined by straight-line interpolation; or

(6) if cumulative Management Fee Revenue in respect of the Second Evaluation Period is equal to or greater than $725,000,000, then the Second Contingent Payment shall equal $595,000,000 plus the Catch-Up Amount.

(ii) Notwithstanding anything to the contrary in this Agreement, in the event of a MFR Adjustment Event the Management Fee Revenue thresholds but not the Second Contingent Payment amounts identified in clauses (1) through (6) of this Section 2.9(a)(i) shall be increased in each instance by the MFR Adjustment Amount.

(iii) No later than 45 days following December 31, 2010, Buyer shall prepare and deliver to Seller a Contingent Payment Certificate setting forth Buyer’s good faith estimate of the Second Contingent Payment which Seller is entitled to receive pursuant to Section 2.9(a)(i) setting forth Buyer’s calculations with respect thereto.

(iv) Subject to the procedures set forth in Section 2.9(c), promptly and, in any event, no later than three (3) Business Days following the CP Resolution Date with respect to the Second Contingent Payment, Buyer shall pay to

Seller by wire transfer an amount of cash, if any, equal to the Second Contingent Payment, as determined under Section 2.9(b). Notwithstanding anything contained herein to the contrary Buyer may, in its sole discretion, pay 25% of the Catch-Up Amount included in the Second Contingent Payment by delivery to Seller the number of shares of Buyer Parent Common Stock equal to the quotient of such 25% portion divided by the average closing price of the Buyer Parent Common Stock on the New York Stock Exchange for the ten trading days immediately prior to the date of payment under this clause (iii).

(c) Calculation of Contingent Payments; Dispute Resolution.

(i) Following delivery of a Contingent Payment Certificate under this Section 2.9, Buyer shall give, and shall cause its advisers to give, Seller and its advisers reasonable access to such books, records and personnel of Buyer relating to the Acquired Business as may be necessary to enable Seller and its respective advisers to assess such Contingent Payment Certificate. Seller shall have twenty (20) Business Days from the date on which a Contingent Payment Certificate is delivered to assess such Contingent Payment Certificate (the “CP Review Period”).

(ii) Seller and its Representatives shall be provided with reasonable access to the work papers of Buyer and its Representatives relating to the preparation of the Contingent Payment Certificate in connection with such review. If Seller believes that the Contingent Payment was not determined in accordance with this Agreement, Seller may, on or prior to the last day of the CP Review Period, deliver a notice to Buyer setting forth, in reasonable detail, each disputed item or amount and the basis for Seller’s disagreement therewith, together with supporting calculations (the “CP Dispute Notice”).

(iii) Following delivery of a CP Dispute Notice to Buyer, Buyer and its Representative shall be provided with reasonable access to the work papers of Seller and its Representatives relating to the matters covered by the Contingent Payment Certificate as set forth in such CP Dispute Notice. If no CP Dispute Notice is received by Buyer on or prior to the last day of the CP Review Period, the Contingent Payment Certificate as prepared by Buyer shall be deemed accepted by Seller and shall be final and binding on Seller and Buyer. If a CP Dispute Notice is received by Buyer on or prior to the last day of the CP Review Period, Seller and Buyer shall, during the thirty (30)-day period following the date of such notice (the “CP Resolution Period”), attempt to resolve their differences in good faith, and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

(iv) If, at the conclusion of the CP Resolution Period, there are amounts remaining in dispute with respect to the Contingent Payment Certificate as to which a valid CP Dispute Notice has been delivered to Buyer, Buyer and Seller shall jointly retain the Independent Firm to resolve any remaining issues set forth in the CP Dispute Notice. The Independent Firm shall conduct its review of such issues, any related work papers of the parties’ accountants and any supporting documentation and hear such presentations by the parties as the Independent Firm deems necessary. Buyer and Seller shall use their respective reasonable best efforts to agree upon and retain the Independent Firm as promptly as practicable following the end of the CP Resolution Period and to cooperate with one another and the Independent Firm to resolve the issues set forth in the CP Dispute Notice no later than forty-five (45) days following the date of the Independent Firm’s retention so that the Independent Firm may deliver to Seller and Buyer a report (the “CP Adjustment Report”) setting forth the adjustments, if any, that should be made to the Contingent Payment Certificate. Any expenses relating to the engagement of the Independent Firm in respect of its services pursuant to this Section 2.9 shall be shared equally by Buyer and Seller.

(v) The CP Adjustment Report shall be final and binding upon Buyer and Seller, and shall be deemed a final arbitration award that is enforceable in any court having jurisdiction. Effective upon (i) the end of the CP Review Period (if a timely CP Dispute Notice is not delivered), (ii) the resolution of all matters set forth in the CP Dispute Notice by agreement of the parties (if a timely CP Dispute Notice is delivered) or (iii) the issuance of the CP Adjustment Report (the “CP Resolution Date”), the Contingent Payment Certificate shall be adjusted if and to the extent necessary to reflect the final resolution of any disputed items and shall be final and binding on Buyer and Seller.

Section 2.10 Exclusion Pending Receipt of Certain Consents.

(a) Notwithstanding anything to the contrary in this Agreement, there shall be excluded from the purchase and sale hereunder any Real Property Lease, Equipment Lease, Transferred Intellectual Property, Permit, Assumed Contract, Contract or right which is not assignable or transferable without the consent of any Person other than the Selling Entities or Buyer, to the extent that such Consent shall not have been given or been deemed to have been given by negative consent prior to the Closing in accordance with the terms hereof; provided that each of the Seller Entities and Buyer shall have the continuing obligation after the Closing to use commercially reasonable efforts to obtain all necessary Consents (other than Client Consents) to the assignment or transfer thereof but in no case shall Seller be required to make any payment to obtain such consent. Upon obtaining the requisite Consents thereto, such Real Property Leases, Transferred Intellectual Property, Permits, Assumed Contracts, Contracts or rights, if otherwise includable in the Purchased Assets or the Transactions, shall promptly be transferred and assigned to Buyer hereunder.

(b) With respect to any Real Property Lease, Transferred Intellectual Property, Permit Assumed Contract, Contract or right that is not included in the Purchased Assets or assigned to Buyer at the Closing by reason of Section 2.10(a), after the Closing and until any requisite Consent is obtained therefor and the same is transferred and assigned to Buyer, the Parties shall cooperate with each other, upon written request of Buyer, in endeavoring to obtain for Buyer, at no cost to any Seller Entity and subject to compliance with Law, an arrangement with respect thereto to provide for Buyer substantially comparable benefits therein; provided that, the foregoing shall not apply to any Investment Advisory Contract for which Client consent has not been given or been deemed to have been given by negative consent as of the Closing in each case in accordance with Section 5.8.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in writing in the corresponding section of the Disclosure Schedules, Seller represents and warrants to Buyer as follows:

Section 3.1 Organization. Each of the Applicable Seller Entities is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has the requisite corporate or other organizational power and authority to carry on its business and to own, lease and operate all of its properties and assets as currently owned, leased or operated. The Applicable Seller Entities are duly qualified to do business under applicable Laws in each jurisdiction in which the nature of their business or the character or location of the properties and assets owned, leased or operated by them makes such qualification necessary, other than any failure to be so qualified that would not, individually or in the aggregate, reasonably be expected to have or result in a Seller Material Adverse Effect. Seller has made available to Buyer complete and correct copies of the Organizational Documents of the Seller Entities. Each such Organizational Document is in full force and effect and there has been no material violation thereof by any Seller Entity.

Section 3.2 Capital Structure of Seller. The membership interests listed in Section 3.2 of the Disclosure Schedules are the only membership interests in Seller. As of the date hereof, each Member owns the membership interests set forth opposite such Member’s name in Section 3.2 of the Disclosure Schedules.

Section 3.3 Seller Entities.

(a) Section 3.3(a)(i) of the Disclosure Schedules sets forth a correct and complete list of each Subsidiary of Seller, together with the type of entity and jurisdiction of organization of each such Subsidiary of Seller. Section 3.3(a)(ii) of the Disclosure Schedules sets forth a correct and complete list of each controlled Affiliate of Seller, including all Subsidiaries of Seller (each a “Controlled Affiliate”), together with the type of entity, jurisdiction of organization and ownership (including a schedule of all Persons entitled to share directly in performance or incentive allocations from a Fund (e.g. via an ownership interest in the general partner of a Fund). Except as set forth in Section 3.3(a)(iii) of the Disclosure Schedules, Seller owns, directly or indirectly, all of the issued and outstanding equity interests in, and other securities of, each other Seller Entity, and owns its interests free and clear of any Encumbrances other than Permitted Encumbrances. Section 3.3(a)(iii) of the Disclosure Schedules sets forth a correct and complete list of each ownership interest or other investment (whether or not involving control) of the Seller Entities in any Person other than another Seller Entity (each, a “Non-Affiliate Interest”).

(b) All of the issued and outstanding equity interests of each Applicable Seller Entity have been duly authorized, validly issued, are fully paid and non-assessable and have not been issued in violation of any Equity Rights. Except as set forth in Section 3.3(b) of the Disclosure Schedules, there are no outstanding Equity Rights (i) obligating the Applicable Seller Entities or any of their respective Affiliates to issue, deliver, purchase or sell, or cause to be issued, delivered, purchased or sold, any common stock or other equity interests of any Applicable Seller Entity or any securities or obligations of any Applicable Seller Entity convertible or exchangeable into or exercisable for any common stock or other equity interests of any Applicable Seller Entity, (ii) giving any Person a right to subscribe for or acquire any such common stock or other equity interests of any Applicable Seller Entity or (iii) obligating any Applicable Seller Entity to issue, grant, adopt or enter into any such Equity Right. Except as set forth in Section 3.3(b) of the Disclosure Schedules, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the shares of common stock or other equity interests of each Subsidiary of Seller or each Controlled Affiliate. No Applicable Seller Entity is a party to any agreement, arrangement or commitment to sell or transfer any common stock or other equity interests in any Applicable Seller Entity.

Section 3.4 Authority; Validity of Agreements. Seller has full requisite limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. Except for member approval by Seller, the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which it is a party have been, and the consummation by the Applicable Seller Entities of the Transactions has been, duly and validly authorized and approved by all necessary corporate, partnership, limited partnership, limited liability company or other action of the Applicable Seller Entities, and no further approval by the Applicable Seller Entities or other proceedings on the part of the Applicable Seller Entities are necessary to authorize this Agreement, to perform their obligations hereunder and to consummate the Transactions. This Agreement and the Ancillary Agreements to which it is a party have been, or will be as of Closing in the case of the Ancillary Agreements, duly and validly executed and delivered by Seller, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes, or with respect to the Ancillary Agreements to which it is a party, will constitute, a valid and binding obligation of Seller enforceable against it in accordance with its terms, except that (a) the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium or other similar Laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally, including the effect of statutory or other Laws regarding fraudulent conveyances and preferential transfers and (b) the availability of equitable remedies may be limited by equitable principles of general applicability, whether such enforceability is considered in a proceeding at law or in equity. As of Closing, the Quellos Operating Agreement Amendments shall have been duly and validly executed and delivered by Seller and, to the Knowledge of Seller, by each party thereto, and will constitute, a valid and binding obligation of Seller and, to the Knowledge of Seller, of each of the parties thereto enforceable against it in accordance with its terms, except that (a) the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium or other similar Laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally, including the effect of statutory or other Laws regarding fraudulent conveyances and preferential transfers and (b) the availability of equitable remedies may be limited by equitable principles of general applicability, whether such enforceability is considered in a proceeding at law or in equity.

Section 3.5 Consents and Approvals. Except (a) as set forth in Section 3.5 of the Disclosure Schedules and (b) for filing of notice under the HSR Act and the expiration or early termination of the applicable waiting period, no Seller Entity is required to make any filing with, or obtain the Consent of, any Governmental Entity or other Person or to obtain any Permit in connection with the execution and delivery by Seller of this Agreement or any Ancillary Agreement, the performance of its obligations hereunder and thereunder and the consummation of the Transaction, with such exceptions as are not, individually or in the aggregate, material nor would have a material impact on the ability of the Applicable Seller Entities timely to consummate the transactions contemplated hereby.

Section 3.6 No Conflicts. Assuming that the Consents and Permits referred to in Section 3.5 and Section 3.5 of the Disclosure Schedules are duly obtained and any applicable waiting periods have expired or terminated, except as set forth in Section 3.6 in the Disclosure Schedules, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller will not, and the consummation of the Transactions will not, conflict with, result in a termination of, contravene or constitute a default under, or be an event that requires any Consent or other action by any Person, or that with the giving of notice or passage of time or both will become a default under, or give to any other Person any right of termination, payment, acceleration, vesting or cancellation of or under, or accelerate the performance required by or maturity of, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) or loss of any rights of the Seller Entities pursuant to any of the terms, conditions or provisions of or under (a) any applicable Law, (b) the Organizational Documents of the Seller Entities, (c) any Order applicable to the Seller Entities, or any of their respective properties or other assets, (d) any Contract binding upon the Seller Entities or to which the property of the Seller Entities or any portion of the Acquired Business is subject, except for, in the case of this clause (d), any conflict, termination, contravention, default, payment, acceleration, vesting, cancellation, Encumbrances or loss of rights that are not, individually or in the aggregate, material nor would have a material impact on the ability of the Seller Entities timely to consummate the transactions contemplated hereby.

Section 3.7 Financial Statements.

(a) Attached hereto as Section 3.7 of Disclosure Schedules are complete and correct copies of the Financial Statements. Each of the Financial Statements and the Audited 2006 Financial Statements has been, or will be, prepared in conformity with GAAP, consistently applied (subject, in the case of the unaudited statements to the normal recurring year-end adjustments and except as disclosed in the footnotes thereto or as provided in the Financial Statements or the Audited 2006 Financial Statements, as applicable), based on the books and records of the Seller Entities as of the dates thereof and for the periods indicated, and fairly presents, or will fairly present, in all material respects, the financial position of the Seller Entities as of the dates thereof and their results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of notes thereto.

(b) The Seller Entities maintain in all material respects internal controls over financial reporting (“Internal Controls”) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Seller Entities, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Seller Entities are being made only in accordance with authorizations of management and directors of the Seller Entities and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Seller Entities that could have a material effect on the financial statements.

Section 3.8 Indebtedness. Section 3.8 of Disclosure Schedules sets forth a complete and accurate list of all Indebtedness of the Seller Entities or Funds outstanding as of the date hereof which individually represents Indebtedness in excess of $100,000.

Section 3.9 No Undisclosed Liabilities. None of the Seller Entities is subject to any Liabilities, except (i) as and to the extent reflected on the Balance Sheet, (ii) incurred since the date of the Balance Sheet in the ordinary course of business consistent in nature and amount with past practice, and (iii) Liabilities that would not reasonably be expected, individually or in the aggregate, to have a Seller Material Adverse Effect.

Section 3.10 Absence of Certain Changes. Since the date of the Balance Sheet, other than as contemplated by this Agreement, (i) no event, change or circumstance that has had or would reasonably be expected to have a Seller Material Adverse Effect has occurred, (ii) the Seller Entities have conducted their operations only in the ordinary course of business consistent with past practice and (iii) the Seller Entities have not taken any action or omitted to take any action that, if taken or omitted to be taken after the date hereof, would constitute a violation of Section 5.1 (other than clauses (ii) and (xi) thereof.)

Section 3.11 Books and Records. The books and records of the Applicable Seller Entities are complete and correct in all material respects. True and complete copies of the minute books (or comparable records) of the Applicable Seller Entities for the five year period prior to the date hereof have been Made Available to Buyer and all other books and records related to the Acquired Business, the Assumed Liabilities and the Purchased Assets and the Seller Entities have been made available to Buyer.

Section 3.12 Assets.

Except as set forth in Section 3.23(c) of the Disclosure Schedules, the Seller Entities have good and valid title to all the Purchased Assets free and clear of all Encumbrances (other than Permitted Encumbrances). Immediately after the Closing, Buyer will become the true and lawful owner of, and receive good and valid title to, the Purchased Assets free and clear of all Encumbrances (other than Permitted Encumbrances and Encumbrances created by Buyer) assuming receipt of all requisite Consents and except in respect of the Excluded Assets identified in Section 2.2(f) and 2.2(g), the Purchased Assets are sufficient for the conduct of the Acquired Business as currently conducted. Except for the Excluded Assets, the Purchased Assets constitute all assets used by Seller in the Acquired Business. The Acquired Business is the only business currently conducted by the Seller Entities. The Seller Entities have maintained the material tangible property included in the Purchased Assets in good repair, working order and operating condition subject to normal wear and tear.

Section 3.13 Real Property.

(a) The Seller Entities do not own any real property.

(b) Section 3.13(b) of the Disclosure Schedules contains a list of each Contract, including, without limitation, those executed Contracts that are effective at a later date than the date hereof, pursuant to which the Seller Entities leases, subleases, uses or occupies any real property owned by another Person (“Leases”), and all written subleases, licenses or other Contracts under which the Seller Entities have granted any Person the right of use or to occupy any portion of the real property leased by the Seller Entities pursuant to a Lease. The Seller Entities have Made Available to Buyer true, correct and complete copies of all Leases, including Real Property Leases, the Excluded Leases and any other subleases, including all amendments, modifications, supplements, renewals, extensions and guarantees related thereto, as of the date hereof. Each Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect and (i) there are no material disputes with respect to each Lease, (ii) neither the Seller Entities, nor, to the Knowledge of Seller, any other party to any such Lease, is in material breach or violation of, or material default under, such Lease, (iii) no event has occurred or failed to occur or circumstance exists or, to the Knowledge of Seller, is threatened, which, with the delivery of notice, the passage of time or both, would constitute such a material breach or default, or permit the termination, modification or acceleration of rent under such Lease, (iv) except as provided in Section 3.13(b) of the Disclosure Schedules, none of the Seller Entities’ interest in any of the Leases has been assigned, pledged or hypothecated in any manner, and (v) no written waiver, indulgence or postponement of the applicable counterparty’s obligations under any of the Leases has been granted by the Seller Entities. Except as set forth in Section 3.13(b) of the Disclosure Schedules, no Consent by the lessors under the Leases is required in connection with the consummation of the Transactions.

Section 3.14 Material Contracts.

(a) Section 3.14(a) of the Disclosure Schedules sets forth, as of the date hereof, the following Contracts of each of the Seller Entities which relate to any of the Purchased Assets or the Assumed Liabilities or that relate to the Acquired Business or under which the Acquired Business or any Purchased Asset is bound (each, a “Material Contract”):

(i) any Investment Advisory Contract;

(ii) any Contract for the placement, distribution or sale of shares, units or other ownership interests of a Fund (a “Distribution Agreement”);

(iii) any administration agreement or any other Contract for the provision of administrative services;

(iv) any custodial agreement or other Contract for the provision of custodial or other similar services involving aggregate payments or consideration of more than $50,000 in any year;

(v) any Contract (other than a Contract described in subsections (i) through (iv) above) with any Client (which, for the avoidance of doubt, in the case of any Fund, shall include both such Fund and each of the investors therein falling within the definition of “Client”) involving aggregate payments or consideration of more than $50,000 in any year, including any side letters, amendments, supplements or ancillary documents to any such Contracts;

(vi) except as set forth in Section 3.19 of the Disclosure Schedules, any Contract relating to Indebtedness of a Seller Entity or a Fund;

(vii) any joint venture, strategic alliance, distribution, partnership or similar Contract involving a sharing of profits or expenses or payments based on revenues, profits or assets under management of the Seller Entities or any Client;

(viii) any Contract entered into during the last three (3) years relating to the disposition or acquisition of any business by any Seller Entity involving payments or consideration furnished or to be furnished by or to any Seller Entity of more than $50,000;

(ix) any Contract providing for future payments or the acceleration or vesting of payments that are conditioned, in whole or in part, on a transfer of all or substantially all of the assets of any of the Seller Entities;

(x) any Contract that is primarily a Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to Liabilities of any Person other than the Seller Entities;

(xi) any Contract for capital expenditures in excess of $50,000 in the aggregate;

(xii) any Contracts with any Governmental Entity;

(xiii) Material Contracts relating to Intellectual Property used in the Acquired Business (other than Contracts granting rights to use readily available commercial “off the shelf” Software);

(xiv) any Contract (other than Investment Advisory Contracts) having a duration in excess of one (1) year and not terminable without penalty or payment of less than $75,000 upon ninety (90) days or less prior notice to Seller;

(xv) any Contract containing covenants of any Seller Entity not to compete or engage in any line of business or in any geographical area or covenants that in any way purport to limit the ability of the Acquired Business, any Transferred Employee or Buyer or any of its Affiliates (after the Closing Date) to compete with any Person;

(xvi) any Contract under which any Seller Entity has agreed not to disclose or maintain the confidentiality of any information of another Person in any way relating to the Acquired Business other than subscription agreements and related side letters entered into in the ordinary course of business or not to solicit or hire employees of any Person;

(xvii) any Contract (other than Organizational Documents of any Seller Entity) between any Seller Entity and any Member or employee of the Acquired Business, containing covenants of such Member or employee (A) not to compete with the Acquired Business, (B) not to solicit or hire employees of the Acquired Business, (C) regarding rights to or the assignment of Intellectual Property or relating to the ownership of any work product of such Person or (D) restricting the disclosure of information with respect to the Acquired Business;

(xviii) any Contract by which a Seller Entity has agreed to cap its fees, share its fees or other payments, share its expenses, waive its fees or to reimburse or assume any or all of its fees or expenses thereunder;

(xix) any Contract that provides for earn-outs or other similar contingent obligations of any Seller Entity;

(xx) any Contract that contains (A) a “clawback” or similar undertaking requiring the contribution, reimbursement or refund by a Seller Entity or Member of any prior distribution, return of capital or fees (whether performance based or otherwise) paid to the Seller Entities or (B) a “most favored nation” or similar provision;

(xxi) any Contract requiring any Seller Entity (A) to co-invest with any other Person; (B) to provide seed capital or similar investment or (C) to invest in any investment product (including, without limitation, any such Contract requiring additional or “follow-on” capital contributions to any Fund); and

(xxii) any Contract that contains (A) key person provisions pertaining to employees of a Seller Entity or (B) any of the following rights provided to an investor with respect to a Client advised by a Seller Entity (1) special withdrawal or redemption rights, (2) capacity rights, (3) designation rights regarding advisory boards or similar provisions, (4) anti-dilution rights or (5) special notice or reporting requirements.

(b) Copies of all such Material Contracts referred to in Section 3.14(a) previously have been Made Available to Buyer, and such copies are complete and correct in all material respects. Except as set forth in Section 3.14(b) of the Disclosure Schedules, (i) each Material Contract is a valid and binding obligation of the relevant Seller Entity and, to the Knowledge of Seller, the other parties thereto, and is in full force and effect, (ii) the Seller Entities have performed in all material respects all obligations required to be performed by them to date under each Material Contract and are not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder, (iii) to the Knowledge of Seller, each of the other parties to each Material Contract has performed all obligations required to be performed by it to the date hereof under such Material Contract and as of the date hereof is not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder, and (iv) as of the date hereof, the Seller Entities have not received written notice from any other party of its intent to cancel or terminate any Material Contract.

Section 3.15 Legal Proceedings.

(a) Except as set forth in Section 3.15(a) of the Disclosure Schedules, since January 1, 2002 there has been no Action or, to the Knowledge of Seller, investigation, examination or audit, at law or in equity, by or before any Governmental Entity (including, without limitation, any voluntary or involuntary proceedings under the Bankruptcy Code or any Action under any federal or state securities law, rule or regulation), in which any of the Seller Entities, the current or former Subsidiaries of Seller or, to the Knowledge of Seller, any other officer, director, member, partner or employee of any such Person is a party or otherwise engaged or, to the Knowledge of Seller, with which any of them is threatened, in connection with the business, affairs, properties or assets of the Seller Entities or which would reasonably be expected to call into question the validity or hinder the enforceability or performance of this Agreement or the Transactions. Since January 1, 2002 there has been no Action pending or, to the Knowledge of Seller, threatened, relating to the termination of, or limitation of, the rights of the Seller Entities or the current or former Subsidiaries of Seller under or with respect to their registration under the Advisers Act or compliance therewith, registration under the Exchange Act as broker-dealers or compliance therewith, its membership in any exchange (as defined under the Exchange Act) or other self-regulatory organization or any similar or related rights under any registrations or qualifications with various states or other jurisdictions, or under any other Laws.

(b) Seller or its Representatives have responded truthfully and in good faith to inquiries by Buyer or its Representatives (consistent with the preservation of any attorney-client privilege and work product protections not previously waived), concerning potential, threatened, or actual Actions.

Section 3.16 Compliance with Laws; Government Regulation.

(a) Except as set forth in Section 3.16(a) of the Disclosure Schedules, (i) each of the Applicable Seller Entities are and at all times have been in compliance in all material respects with all Laws and Orders applicable to or affecting the conduct of the Acquired Business, including the Advisers Act, ERISA, the Exchange Act, the Investment Company Act, the Securities Act, the Commodity Exchange Act; the rules and regulations of self-regulatory organizations including, without limitation, the NASD and each applicable exchange (as defined under the Exchange Act); and all other analogous applicable foreign, federal or state Laws and (ii) the Seller Entities have received no written, or, to the Knowledge of Seller, oral notice, asserting any violation by the Seller Entities of any applicable Law.

(b) Except as set forth in Section 3.16(b) of the Disclosure Schedules, the Seller Entities have in full force and effect all Permits of or with all Governmental Entities necessary for them to own, lease or operate their properties and other assets and to carry on the Acquired Business. All such Permits are listed in Section 3.16(b) of Disclosure Schedules. Except as set forth in Section 3.16(b) of the Disclosure Schedules, there are no Actions pending or, to the Knowledge of Seller, threatened to terminate or otherwise limit rights under any such Permits. Since January 1, 2002, there has occurred no material default under, or violation of, any Permit held by the Seller Entities. Each employee of the Seller Entities which is required to be registered or licensed as a registered representative, investment adviser representative, sales person or an equivalent person with any Governmental Entity is duly registered as such and such registration is in full force and effect.

(c) Each Seller Entity identified in Section 3.16(c) of the Disclosure Schedules is, and at all times required by the Advisers Act during its existence has been, duly registered as an investment adviser under the Advisers Act. Each such Seller Entity that is required to be is, and at all times required by applicable Law (other than the Advisers Act) has been, duly registered, licensed or qualified as an investment adviser in each state or any other jurisdiction where the conduct of its business required such registration, licensing or qualification.

(d) Each Seller Entity identified in Section 3.16(d) of the Disclosure Schedules is, and at all times required by the Exchange Act during its existence has been, duly registered as a broker-dealer under the Exchange Act. Each such Seller Entity that is required to be is, and at all times required by applicable Law (other than the Exchange Act) has been, duly registered, licensed or qualified as a broker-dealer in each state or any other jurisdiction where the conduct of its business required such registration, licensing or qualification.

(e) None of the Seller Entities nor any “affiliated person” (as defined in the Investment Company Act) of any of them is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated in the Investment Company Act) to a Registered Investment Company, nor is there any Action pending and served or, to the Knowledge of Seller, pending and not served or threatened by any Governmental Entity, which would result in the ineligibility of the Seller Entities or any “affiliated person” to serve in any such capacities. None of the Seller Entities nor any “affiliated person” (as defined in the Advisers Act) of any of them is ineligible pursuant to Section 203 of the Advisers Act to serve as a registered investment adviser or Person associated with an Investment Adviser (as defined in the Advisers Act), nor is there any Action pending and served or, to the Knowledge of Seller, pending and not served or, to the Knowledge of Seller, threatened by any Governmental Entity, which would result in the ineligibility of the Seller Entities or any “affiliated person” to serve in any such capacities. None of the Seller Entities nor any of their associated persons are ineligible pursuant to Section 15(b) of the Exchange Act to serve as a broker-dealer or as an “associated person” (as defined in the Exchange Act) of a registered broker-dealer, nor is there any Action pending and served or, to the Knowledge of Seller, pending and not served or threatened by any Governmental Entity, which would result in the ineligibility of the Seller Entities or any “affiliated person” to serve in any such capacities.

(f) No director, trustee, managing director, officer or employee of the Seller Entities is, or at any time during the past three (3) years has been, (i) subject to any cease and desist, censure or other disciplinary or similar order issued by, (ii) a party to any written agreement, consent agreement, memorandum of understanding or disciplinary agreement with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by or (v) a recipient of any supervisory letter from, any Governmental Entity in respect of the investment management or other financial services business.

(g) The Seller Entities have filed all material notices of any claim of exemption, registrations, reports, prospectuses, proxy statements, statements of additional information, financial statements, sales literature, statements, notices and other material filings required to be filed by it with any Governmental Entity, including all amendments or supplements to any of the above (the “Filings”) for the past three (3) years. The Filings complied in all material respects with the requirements of applicable Law. The Filings did not at the time they were filed, and with respect to any prospectus, proxy statement, sales literature or advertising material, did not during the period of its authorized use, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or are made, not misleading. The Seller Entities have made available to Buyer complete and correct copies of (i) all Filings made during the three (3) year period ending the date hereof, including filings on Form ADV where applicable, (ii) all audit or inspection reports received by the Seller Entities from any Governmental Entity and all written responses thereto made by the Seller Entities during the past three (3) years ending on the date hereof, (iii) all inspection reports provided to the Seller Entities by any Governmental Entity during the three (3) years ending on the date hereof.

(h) Except for routine examinations conducted by any Governmental Entity in the regular course of the business of the Seller Entities, or as set forth in Section 3.16(h) of the Disclosure Schedules, as applicable, (i) no Governmental Entity has initiated any Action or, to the Knowledge of Seller, no such Action into the business or operations of the Seller Entities is ongoing, unresolved or threatened by any Governmental Entity and (ii) none of the Seller Entities or any of their Affiliates has received any notice or communication (A) of any unresolved violation or exception by any Governmental Entity with respect to any report or statement by any Governmental Entity relating to any examination of the Seller Entities, (B) threatening to revoke or condition the continuation of any Permit or (C) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on similarly regulated Persons generally).

(i) The Seller Entities have implemented all formal codes of ethics, insider trading polices, personal trading policies, written supervisory procedures, anti-money laundering policies and other policies as required by applicable Law. A complete and correct copy of each such policy has been Made Available to Buyer. Such codes of ethics, insider trading polices, personal trading policies, written supervisory procedures, anti-money laundering policies and other policies comply in all respects with applicable Law. The policies of the Seller Entities as of the date hereof with respect to avoiding conflicts of interest are as set forth in the most recent Filings or policy manuals of the Seller Entities, as amended, which have been Made Available to Buyer. There have been no material violations of such code of ethics, insider trading polices, personal trading policies, written supervisory procedures, anti-money laundering policies and other policies as of the date hereof.

(j) The Seller Entities have complied with all applicable Laws regarding the privacy of Clients and other Persons in all material respects and have established policies and procedures in this regard reasonably designed to ensure compliance with applicable Law.

(k) The Seller Entities have maintained and complied in all material respects with applicable Law concerning “know your customer” and money laundering reporting procedures, and procedures for detecting and identifying money laundering, and detecting, identifying and reporting suspicions of money laundering to the appropriate regulators. To the extent required by applicable Law, prior to the acceptance of any subscription agreement from any investor in any Fund, the Seller Entities (or their duly authorized agents) have confirmed that such investor is not identified on the U.S. Department of Treasury Office of Foreign Control (“OFAC”) list of Specially Designated Nationals and Blocked Persons (the “SDN List”) or otherwise subject to sanctions administered by OFAC or owned or controlled by or acting on behalf of any Person listed on the SDN List. All funds originate from acceptable Financial Action Task Force jurisdictions and no Client is a “politically exposed person,” and where a Client is a “politically exposed person”, enhanced due diligence procedures required by applicable Law have been performed. None of the Seller Entities, Controlled Affiliates or the Funds has been subject to any enforcement or supervisory action by any Governmental Entity because such procedures were considered to be inadequate by such regulator. Except as set forth in Section 3.16(k) of the Disclosure Schedules, to the Knowledge of Seller, none of the Seller Entities, or their agents, have received or been the subject of any “suspicious activity reports” nor have such Persons had any OFAC hits.

(l) The representations and warranties set forth in this Section 3.16 do not apply to compliance with (i) Environmental Laws or Permits required under Environmental Laws, which are addressed in Section 3.20, (ii) ERISA or Labor Laws, which are addressed in Section 3.21 and Section 3.22 respectively or (iii) Laws with respect to Taxes, which are addressed in Section 3.24.

Section 3.17 Funds.

(a) Section 3.17(a) of the Disclosure Schedules lists, as of the date hereof, each of the Investment Advisory Contracts, arrangements for the payment of service fees and all administrative services or other service agreements, if any pertaining to each of the Funds, other than any such contract to which none of the Seller Entities is a party. As to each Fund, there has been in full force and effect an Investment Advisory Contract at all times that any of the Seller Entities (or Predecessors thereto) were performing such services for such Fund, and each such Investment Advisory Contract pursuant to which any of the Seller Entities has received compensation respecting its activities in connection with any of the Funds was duly approved in accordance with all applicable Laws (as applicable to such Fund).

(b) None of the Seller Entities (or any Predecessors thereto) has at any time (i) sponsored any collective investment vehicles required to be registered as an investment company under the Investment Company Act, (ii) except as set forth in Section 3.17(b) of the Disclosure Schedules, provided Investment Management Services to or through any investment company registered, or required to be registered, under the Investment Company Act, or (except for the Funds) any issuer or other Person that would be an investment company (within the meaning of the Investment Company Act) but for the exclusions from such definition contained in Section 3(c)(1), Section 3(c)(7), the final clause of Section 3(c)(3) or the third or fourth clauses of Section 3(c)(11) of the Investment Company Act, or (iii) provided Investment Management Services to or through any issuer or other Person that is required to be registered under the Laws of the appropriate securities regulatory authority in the jurisdiction in which the issuer is domiciled (other than the United States or the states thereof), which is or holds itself out as engaged primarily in the business of investing, reinvesting or trading in securities. Except for the Funds listed in Section 3.17(b) of the Disclosure Schedules, none of the Seller Entities currently provides Investment Management Services to any Fund.

(c) Copies of the current private placement memorandum or other offering document of each of the Funds have been Made Available to Buyer. The private placement memorandum or other offering document (as applicable) of each Fund complied in all material respects with all applicable Laws, and did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, in each such case at all such times as any such private placement memorandum or other applicable offering document was delivered to investors or potential investors in such Fund. Since their initial offering, the shares or other ownership interests of each of the Funds (as applicable) have been offered for sale pursuant to, and in compliance with, a private placement or similar exemption from registration under the securities Laws of each jurisdiction in which they have been sold or offered for sale and in all cases, without any public offering. All of the outstanding shares or other ownership interests of each Fund (as applicable) are duly authorized, validly issued, fully paid and non-assessable, and none of such shares or other ownership interests has been issued in violation of any applicable Laws. Each of the Funds is an entity duly organized, validly existing and in good standing or subsisting, as applicable, in the jurisdiction of its organization and is duly qualified to do business under all applicable Laws to own, operate and lease its properties and to carry on its business in the places and in the manner as now conducted, in each case other than failures which would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

(d) Seller has Made Available to Buyer true, correct and complete copies of the audited financial statements, prepared in accordance with the generally accepted accounting principles as in effect in the jurisdiction of organization of such Fund or such generally accepted accounting principles as are agreed-upon and required in the applicable Investment Advisory Contract of each Fund for which audited financial statements are produced and available (with respect to each such Fund, its “Applicable Fund GAAP”), of each of the Funds for its fiscal year (or such shorter period as such Fund shall have been in existence during its 2006 fiscal year) (each hereinafter referred to as a “Fund Financial Statement”). Each of the Fund Financial Statements presents fairly in all material respects the consolidated financial position of the related Fund in accordance with its Applicable Fund GAAP applied on a consistent basis (except as otherwise noted therein) at the respective date of such Fund Financial Statement and the results of operations and cash flows for the respective periods indicated. The Fund Financial Statements reflect and disclose all material changes in accounting principles and practices adopted by each of the Funds during the periods covered by each Fund Financial Statement. None of the Funds has any Liabilities except (i) liabilities reserved in accordance with GAAP on the most recent balance sheet included in its Fund Financial Statements, (ii) liabilities incurred since the date of such balance Sheet in the ordinary course of business of such Fund consistent with past practice, and (iii) contractual Liabilities and obligations incurred in the ordinary course of business consistent with past practice which are not required by GAAP to be reflected on such balance sheet and which in the aggregate are not material to the Fund. Except as set forth in Section 3.17(d) of the Disclosure Schedules, none of the Funds has, since its inception received a qualified opinion from its independent auditor. Each Fund for which advisers comply with Rule 206(4)-2 under the Advisers Act has complied with the requirements of Rule 206(4)-2.

(e) Except as set forth in Section 3.17(e) of the Disclosure Schedules, each of the investments made by a Fund has been made in all material respects in accordance with its investment policies and restrictions set forth in its private placement memorandum (or other applicable offering document) and the applicable Investment Advisory Contract in effect at the time the investments were made and has been held in accordance in all material respects with its respective investment policies and restrictions, to the extent applicable and in effect at the time such investments were held.

(f) None of the Seller Entities or any Person who is an “affiliated person” (as defined in the Investment Company Act) or any other “interested person” of any of the Seller Entities (as defined in the Investment Company Act), receives or is entitled to receive any compensation directly or indirectly from any of the Funds or their security holders for other than bona fide investment advisory, administrative or other services.

(g) Section 3.17(g) of the Disclosure Schedules sets out a statement regarding the accounting treatment of each Fund for purposes of consolidation under FIN 46R, EITF 04-5 and related accounting literature, in each case, as applicable, and whether each Fund has a mechanism for “kick out” or “blow up” rights.

(h) All material notifications to local regulatory and other bodies required by applicable Laws have been made to permit such activities as are carried out by the Funds and all material authorizations, licenses, consents and approvals required by applicable Laws have been obtained in relation to the Funds.

(i) Except as set forth in Section 3.17(i) of the Disclosure Schedules, each of the Funds has a separate prime broker, custodian or trustee which is a third-party entity independent of any of the Seller Entities undertaking asset management services for the Funds.

(j) Other than in respect of general partner obligations and except as set forth in Section 3.17(j) of the Disclosure Schedules, Seller is not liable in connection with, on behalf of, or for, any obligation of any of the Funds.

(k) Complete and accurate details of the reasons for the shut down of each Fund that was once operational but that is no longer offered to investors which has been closed in the three (3) years immediately preceding the date of this Agreement and which was closed otherwise than for good faith investment reasons are included in Section 3.17(k) of the Disclosure Schedules. Except as set forth in Section 3.17(k) of the Disclosure Schedules, mergers or similar action with equivalent effect in any jurisdiction between, or giving rise to, any Funds have been effected properly in accordance with all applicable Laws (including applicable Laws with respect to Taxes) and there are no plans to effect such a merger or similar action in relation to any Fund.

Section 3.18 Assets Under Management.

(a) Section 3.18(a) of the Disclosure Schedules sets forth a list as of the Reference Date of each Investment Advisory Contract, including:

(i) The name of the Client under such Investment Advisory Contract (which, for the avoidance of doubt, in the case of any Fund shall include both such Fund and each of the investors therein falling within the definition of “Client”), indicating any such Client that is a Related Client or a PE FoF Client, as the case may be;

(ii) The amount of assets under management pursuant to such Investment Advisory Contract (computed in a manner consistent with the basis upon which the Management Fee with respect to such Investment Advisory Contract is computed) at the Reference Date (including, in the case of any Fund, the amount of assets managed in such Fund on behalf of each of the investors in such Fund falling within the definition of “Client”), and the nature of the Investment Management Services (i.e., discretionary or nondiscretionary) provided and, where such Investment Advisory Contract is pursuant to a “wrap” program with a third-party wrap sponsor, the identity of the third-party wrap sponsor;

(iii) (A) The fee schedule in effect with respect to such Investment Advisory Contract (including Management Fees and Performance Fees, and identification of any applicable subcomponents of such fees, e.g., Management Fees versus “wrap” fees that include other services, fees for any other services, etc., as applicable), and (B) any other fees payable, or allocations made, by the Client in connection with Investment Management Services provided by the Seller Entities other than pursuant to such Investment Advisory Contract, and (C) any fees or other payments or distributions required to be paid or made by the Seller Entities to third parties or employees in connection with such Investment Advisory Contract and/or the relationship with such Client;

(iv) Any fee or other changes under such Investment Advisory Contract, or changes in the amount of assets under management pursuant to such Investment Advisory Contract as a result of deposits or withdrawals made by the related Client (or, in the case of any Clients that are collective investment vehicles, contributions, subscriptions, withdrawals or redemptions made in such Client), in each case from the Reference Date to the date of this Agreement; and

(v) The identity of the Seller Entities that are parties to such Investment Advisory Contract.

(b) Each Client to which any of the Seller Entities provides Investment Management Services that is (i) an employee benefit plan, as defined in Section 3(3) of ERISA that is subject to Title I of ERISA or Section 4975 of the Code; (ii) a person acting on behalf of such a plan; (iii) an entity whose assets are deemed to include the assets of such a plan, within the meaning of the plan asset regulation of ERISA (DOL Reg. § 2510.3-101) as modified by the Pension Protection Act of 2006 (as so modified, the “Plan Asset Regulation”) or (iv) an entity in which participation by one or more plans subject to Title I of ERISA or Section 4975 of the Code in any class of equity interests of such entity is “significant” (within the meaning ERISA)

(hereinafter referred to as an “ERISA Client”) has been managed by the Seller Entities such that the Seller Entities in the provision of such services are in compliance in all material respects with the applicable requirements of ERISA and Section 4975 of the Code. To the extent that an ERISA Client is an investor in a Fund, the foregoing representation also applies to investment management of such Fund if and to the extent that such Fund is deemed to include the assets of any ERISA Client under the Plan Asset Regulation. Section 3.18(a) of the Disclosure Schedules identifies each Client that is an ERISA Client with an appropriate footnote. As of the date of this Agreement, each of Quellos Capital Management LP and Quellos Private Capital Markets LP is a qualified professional asset manager (a “QPAM”) (as such term is used in Prohibited Transaction Class Exemption 84-14) (the “QPAM Exemption”). The QPAM Exemption is currently available (in accordance with its terms) with respect to transactions negotiated by or under the authority and general direction of Quellos Capital Management LP and Quellos Private Capital Markets LP as a QPAM and neither Quellos Capital Management LP nor Quellos Private Capital Markets LP is disqualified from relying on the QPAM Exemption with respect to such transactions due to the application of Section I(e) or Section I(g) of the QPAM Exemption. Except as set forth in Section 3.18(b) of the Disclosure Schedules, no ERISA Client transacts business with Merrill Lynch & Co. or The PNC Financial Services Group or any of their Affiliates.

(c) To the Knowledge of Seller, no material controversy or disagreement exists between the Seller Entities, on the one hand, and any Client of the Seller Entities, on the other hand, as of the date of this Agreement that would reasonably be expected to result in an Action involving any Seller Entities. As of the date hereof, except as is set forth in Section 3.18(a) of the Disclosure Schedules, no Client has notified any of the Seller Entities in writing its intention to terminate or in any material respect reduce its investment relationship with the Seller Entities, or adjust the fee schedule with respect to any Contract in a manner which would in any material respect reduce the fees or other payments to the Seller Entities (including after giving effect to the Closing) in connection with such Client relationship. None of the Seller Entities provides Investment Management Services to any Person other than pursuant to a written Investment Advisory Contract.

(d) No Applicable Seller Entity has undertaken or undertakes any aggregated transaction on behalf of any Client without having first disclosed the practice to that Client and having first allocated each part of that transaction amongst its Clients in a way which clearly identifies the principal for which it acts in respect of every portion of the transaction.

(e) Except as set forth in Section 3.18(e) of the Disclosure Schedules, each Applicable Seller Entity has traded and trades as agent on behalf of its Clients and has not traded and does not trade in any circumstances as principal.

(f) Except as set forth in Section 3.18(f) of the Disclosure Schedules, as of the date hereof, no exemptive orders, “no-action” letters or similar exemptions or regulatory relief have been obtained, nor are any requests pending therefor, by or with respect to the Seller Entities, or any officer, director, member, partner or employee of the Seller Entities, in connection with the Acquired Business, or by or with respect to any Client (which, for the avoidance of doubt, in the case of any Fund shall include both such Fund and each of the investors therein falling within the definition of “Client”) of the Seller Entities in connection with the provision of Investment Management Services to such Client by the Seller Entities.

(g) Any of the Seller Entities which distributes or markets its services or interests, as appropriate, by or through any intermediary, placement agent, distributor or solicitor, or which delegates to or appoints any multi-managers or any other third party, or which outsources the conduct of any part of its services to third parties, undertakes reasonable efforts to perform due diligence and ongoing monitoring in relation to the delegation to or appointment and activities of the intermediary, placement agent, distributor or solicitor, multi-manager or third party, as applicable, to determine that those activities are conducted in all material respects in accordance with applicable Laws affecting such Seller Entity.

(h) To the Knowledge of Seller, as of the date hereof no intermediary, placement agent, distributor or solicitor has unlawfully marketed any of the services of any Seller Entity or unlawfully marketed or sold any interest in any Fund and there are no outstanding claims against any Seller Entity with respect to such marketing or sale.

(i) Any of the Seller Entities which distributes or markets its services or any interests in any of the Funds by or through any intermediary, placement agent, distributor or solicitor, and to the Knowledge of Seller, any of the Funds which uses the marketing services of such Persons, before entering into any agreement with such Person, takes commercially reasonable efforts to provide such Person with all the relevant information that it requests to market the services, interests and Funds in the fashion agreed.

(j) The names and addresses of Clients (which, for the avoidance of doubt, in the case of any Fund shall include both such Fund and each of the investors therein falling within the definition of “Client”) set forth in the books and records of the Seller Entities are accurate and complete (and correctly reflect the factual information relating to the underlying Client in interest) in all material respects. All account statements and similar materials of the Seller Entities are correct and complete in all material respects, have been mailed to the name and address on record with the Seller Entities for each account of such Clients. All post office box or “care of” designations to which any account statements or similar materials are mailed have been (and are) requested by the applicable underlying Client in interest.

(k) No Seller Entity is or has been party to or subject to, in any such case for its own benefit, any directed brokerage or “soft dollar” arrangements, and if any Seller Entity or Controlled Affiliate has as its Client any Person which is a party to such arrangements, trades for that Client are not aggregated with trades on behalf of other Clients and are made in material compliance with the directed brokerage requirements of such Client.

Section 3.19 Derivative Products. All interest rate swaps, caps, floors, option agreements, futures and forward Contracts and other similar risk management arrangements and derivative financial instruments, whether entered into for the account of a Seller Entity (all of which are listed in Section 3.19 of the Disclosure Schedules or for the account of one or more of the Clients, were entered into (i) in accordance with applicable Client guidelines, prospectuses or offering memoranda to the extent entered into for Clients, (ii) in accordance in all material respects with all applicable Laws and (iii) to the Knowledge of Seller, with counter-parties that were financially responsible at the time. Each of such agreements or arrangements constitutes the valid and legally binding obligation of the applicable Seller Entity or Fund, enforceable in accordance with its terms, and are in full force and effect, except that (a) the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium or other similar Laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally, including the effect of statutory or other Laws regarding fraudulent conveyances and preferential transfers and (b) the availability of equitable remedies may be limited by equitable principles of general applicability, whether such enforceability is considered in a proceeding at law or in equity. None of the Seller Entities or, to the Knowledge of Seller, any other party thereto is in material breach of any of its obligations under any such agreement or arrangement.

Section 3.20 Environmental Matters. Except as would not have a Seller Material Adverse Effect:

(a) the Seller Entities are in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Seller Entities of all Permits required under applicable Environmental Laws, and compliance with the terms and conditions thereof);

(b) there is no Environmental Claim pending or, to the Knowledge of Seller, threatened against the Seller Entities; and

(c) the Seller Entities have made available to Buyer true, complete and correct copies and results of any material reports, studies, analyses, tests or monitoring possessed by the Seller Entities pertaining to Hazardous Materials in, on, beneath or adjacent to any property operated or leased by the Seller Entities, or regarding the Seller Entities’ compliance with applicable Environmental Laws.

Section 3.21 Employee Benefit Plans.

(a) Section 3.21(a) of the Disclosure Schedules contains a true and complete list of each (i) deferred compensation, incentive compensation, equity compensation plan, “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA); (ii) “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); (iii) employment, termination or severance agreement; and (iv) other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Seller or any ERISA Affiliate and to which the Seller Entities or an ERISA Affiliate is a party, whether written or oral, for the benefit of any employee or former employee of the Seller Entities (each, a “Plan”).

(b) No liability under Title IV or Section 302 of ERISA has been incurred by the Seller Entities or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Seller or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

(c) None of the Seller Entities or any ERISA Affiliate has now or at any time within the past six years (and in the case of any such other period, only during the period within the past six years that such other Person was an ERISA Affiliate) contributed to, been required to contribute to, sponsored, or maintained: (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a multiemployer plan (within the meaning of Section 3(37) of ERISA) or incurred any liability under Section 4063 or 4064 of ERISA.

(d) Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

(e) Each Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified and that the trusts maintained thereunder are exempt from federal income tax under Section 501(a) of the Code.

(f) Except as set forth in Section 3.21(f) of the Disclosure Schedules, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Acquired Business or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

(g) There are no pending, or, to the Knowledge of Seller, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

(h) None of the Seller Entities, Members or any of their Affiliates is a party to any agreement, including this Agreement, that has resulted in or could result, separately or in the aggregate, in an obligation to make payments that would not be deductible under Section 280G of the Code.

Section 3.22 Labor Matters. Except as set forth in Section 3.22 of the Disclosure Schedules:

(a) each Seller Entity is in compliance in all material respects with all applicable Laws in respect of employment and employment practices, including, without limitation, all Laws in respect of terms and conditions of employment, health and safety, employee-independent contractor classifications, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, unemployment insurance and the collection and payment of withholding or social security Taxes and any similar Tax; and

(b) there is no unfair labor practice (as defined in the National Labor Relations Act) charge or complaint against the Seller Entities pending or, to the Knowledge of Seller, threatened before the National Labor Relations Board.

Section 3.23 Intellectual Property.

(a) Section 3.23(a) of the Disclosure Schedules contains a complete and accurate list of all Intellectual Property registrations and applications, and all material unregistered Software which is included in the Transferred Intellectual Property and owned by the Seller Entities. The Seller Entities are the record owners of all Intellectual Property listed in Section 3.23(a) of the Disclosure Schedules free and clear of all Encumbrances other than Permitted Encumbrances. All Intellectual Property listed in Section 3.23(a) of the Disclosure Schedules is valid and subsisting and all application, renewal and maintenance fees and filings in relation thereto that are required on or before the Closing Date have been or will be timely paid and filed in full. The Seller Entities own or have a valid and enforceable license to use all Intellectual Property that is material individually or in the aggregate, and that is used in the Acquired Business as presently conducted.

(b) Except as set forth in Section 3.23(b) of the Disclosure Schedules, to the Knowledge of Seller: (i) neither the conduct of the Acquired Business nor any Intellectual Property used in the Acquired Business infringes, misappropriates, dilutes, or violates any third party’s Intellectual Property rights, and (ii) as of the date hereof no third party is engaged in any activity that infringes, dilutes, misappropriates or violates any Intellectual Property used in the Acquired Business as currently conducted. As of the date hereof, no Selling Entity has received any written claim alleging that any Intellectual Property used in the Acquired Business infringes, dilutes, misappropriates or violates any third party’s Intellectual Property rights, or challenging a Seller Entity's ownership of, or right to use, or the validity, enforceability or registrability of any such Intellectual Property, and to the Knowledge of Seller there is no reasonable basis for any claim regarding any of the foregoing. As of the date hereof, no Seller Entity has made any claim in writing that a third party has infringed, diluted, misappropriated or violated any Intellectual Property used in the Acquired Business, and to the Knowledge of Seller, there is no reasonable basis for any claim regarding any of the foregoing. As of the date hereof, to the Knowledge of Seller, there are no actual or threatened opposition proceedings, reexamination proceedings, cancellation proceedings, interference proceedings or other similar actions challenging the validity, existence or ownership of any Transferred Intellectual Property owned by the Seller Entities.

(c) Except as set forth in Section 3.23(c) of the Disclosure Schedules, (i) the Transferred Intellectual Property constitutes all the material Intellectual Property required for the continued conduct of the Acquired Business as presently conducted and presently contemplated to be conducted, and (ii) except as provided under Section 2.10 of this Agreement, the consummation of the Transactions will not result in the loss or impairment of the right to use any Transferred Intellectual Property that is material individually or in the aggregate or require the consent of any third party.

(d) The Seller Entities have taken reasonable steps to protect, preserve and maintain the confidentiality and secrecy of, and restrict the improper use of the Acquired Business’ Trade Secrets, and such steps have included requiring their employees and Persons having access thereto to execute written non-disclosure agreements that protect such Trade Secrets. To the Knowledge of Seller no Trade Secret has been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement that adequately protects the Seller Entity’s and the applicable Affiliate’s proprietary interests in and to such

Trade Secrets. As of the date hereof, to the Knowledge of Seller no party to any non-disclosure agreement relating to the Acquired Business’ Trade Secrets is in breach or default thereof.

(e) All employees and consultants engaged by the Seller Entities and who have created any Transferred Intellectual Property have executed written Contracts assigning to, or otherwise vesting ownership of in, a Seller Entity, all Intellectual Property and other work product created by such employee or consultant in the course of their engagement by the Seller Entity.

(f) No Seller Entity has incorporated any open source Software into any Software used in the Acquired Business (“Acquired Business Software”), nor have they distributed open source Software in conjunction with any Acquired Business Software, or incorporated into any Acquired Business Software, any open source Software that requires, as a condition of use, modification and/or distribution that other Software incorporated into, derived from or distributed with such open source Software be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge.

Section 3.24 Tax Matters. Except as set forth in Section 3.24 of the Disclosure Schedules, (i) each of the Seller Entities has filed, caused to be filed or had filed on its behalf in a timely manner, all material Tax Returns, and such tax returns are true, complete and correct in all material respects; (ii) each of the Seller Entities has timely paid (or the combined, consolidated or unitary group of which such Seller Entity is or was a member has paid) all material Taxes required to be paid by or in respect of it, except for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (iii) there is no outstanding agreement, waiver or consent providing for an extension of the statutory period of limitations with respect to any Taxes or Tax Returns of any of the Seller Entities, and no power of attorney granted by any of the Seller Entities, or their respective Affiliates, with respect to any Tax matter relating to the Purchased Assets and the Seller Entities, is currently in force; (iv) no material adjustment relating to such Tax Returns has been proposed in writing by any Governmental Entity (insofar as such proposal relates to the Purchased Assets); (v) there are no Tax liens (other than liens for Taxes not yet due and payable) on any of the Purchased Assets; (vi) there is no action, suit, proceeding, investigation, audit or claim pending against any of the Seller Entities or their respective Affiliates, nor have any of the Seller Entities or their respective Affiliates received any written notice indicating that a Governmental Entity intends to conduct such an action, suit, proceedings, investigation, audit or claim, with respect to any Tax, or with respect to which the Seller Entities would be severally liable under Section 1.1502-6 of the Regulations or any comparable state, local or foreign Law with respect to Taxes; (vii) none of the Seller Entities has received any written notice or written inquiry from any jurisdiction where the Seller Entities do not currently file Tax Returns to the effect that such filings may be required with respect to the Purchased Assets or that the Purchased Assets may otherwise be subject to taxation by such jurisdiction; (viii) each of the Seller Entities has complied with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment of such Taxes, and is not liable for any such Taxes or for failure to comply with such Laws, rules and regulations; (ix) none of the Seller Entities is a party to or is otherwise bound by any agreement or understanding providing for the allocation or sharing of Taxes or has any obligation or liability under any such agreement or understanding to which it was once a party or otherwise bound; (x) other than any material Tax Returns that have not yet been required to be filed, Seller has made available to Buyer true, complete, and correct copies of all federal income Tax Returns of the Seller Entities and all other material Tax Returns of the Applicable Seller Entities for each of the last three (3) taxable years; (xi) none of the Seller Entities has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any comparable state, local or foreign Law with respect to Taxes) or a transaction similar to a reportable transaction; (xii) none of the Purchased Assets is property which is required to be treated as being owned by any person other than the Seller Entities pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code; (xiii) none of the Purchased Assets directly or indirectly secures any debt the interest on which is Tax exempt under Section 103(a) of the Code (xiv) none of the assets is “tax exempt use property” within the meaning of Section 168(h) of the Code; (xv) to the Knowledge of Seller (A) each of the Funds has duly and timely filed with the appropriate Governmental Authority all material Tax Returns required to be filed and all such Tax Returns are true, correct and complete in all material respects, (B) each of the Funds has timely paid, accrued, or withheld and paid over, all material Taxes due or claimed to be due by any Governmental Authority and has made an adequate provision on its financial statements for Taxes in accordance with GAAP as in effect on the Closing Date (including the application of FIN No. 48.), (C) no Fund has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any comparable state, local or foreign Law with respect to Taxes) or a transaction similar to a reportable transaction and (D) there is no Action pending against any of the Funds or their respective Affiliates, nor have any of the Funds or their respective Affiliates received any written notice indicating that a Governmental Entity intends to conduct such an action, suit, proceedings, investigation, audit or claim, with respect to any Tax with respect to which any of the Funds would be severally liable under Section 1.1502-6 of the Regulations, or any comparable state, local or foreign Law with respect to Taxes or; (xvi) since the date of their formation each of the Funds and its Affiliates has been a partnership for U.S. federal Tax purposes (and of any comparable provisions of applicable state or local Laws with respect to Taxes) and none of the Funds or its Affiliates has made any election under the Code (or any comparable provisions of applicable state or local Laws with respect to Taxes) to be treated as a corporation for U.S. federal tax purposes; (xvii) to the extent that any Fund or any of its Affiliates is organized outside the U.S., each Fund’s (or its Affiliate’s) Tax status for U.S., foreign and any applicable state or local Law with respect to Taxes purposes has since the date of its formation remained as set forth in each Fund’s or its Affiliate’s offering memorandum, and (xviii) none of the Seller Entities or their Controlled Affiliates, and to the Knowledge of Seller, none of the Funds or their Affiliates, has promoted, marketed, offered to sell, sold or advised in respect of any “reportable” transactions (within the meaning of Treasury Regulations Section 1.6011-4(b) and comparable state, local or foreign Law with respect to Taxes) or a transaction similar to a reportable transaction.

Section 3.25 Transactions with Interested Persons. Except for the Organizational Documents or pursuant to employment relationships and compensation, benefits, travel advances and employee loans in the ordinary course of business, during the thirty-six (36) months preceding the date of this Agreement, none of the Seller Entities has been a party to any transaction or Contract with any of the Members, any current or former director, officer or senior employee of any of the Seller Entities, or, any of the respective Immediate Family Members of any such Persons (other than non-officer employees), or, to the Knowledge of Seller, any non-

officer employees of any of the Seller Entities (other than pursuant to the Contracts Made Available to Buyer), and, to the Knowledge of Seller, none of such Persons owns, directly or indirectly on an individual or joint basis, any interest (excluding passive investments in the shares of any enterprise which are publicly traded; provided that such Person’s holdings therein, together with any holdings of such Person’s Affiliates and Immediate Family Members, are less than five percent (5%) of the outstanding shares or comparable interest in such entity in the aggregate) in, or serves as an employee, independent contractor, officer, director or in another similar capacity of, any Client of the Seller Entities (other than as investors in any Fund) or any other organization which has or during the thirty-six (36) months preceding the date of this Agreement, has had a contract or arrangement with any of the Seller Entities in excess of $50,000 over the life of such contract or arrangement.

Section 3.26 Insurance. The Seller Entities are covered by valid, binding and currently effective insurance policies that are customary for companies in the same or similar lines of business and of similar size and financial condition.

Section 3.27 Purchase for Investment. Seller is acquiring the shares of Buyer Parent Common Stock for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Seller (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Buyer Parent Common Stock and is capable of bearing the economic risks of such investment.

Section 3.28 Solvency. As of the Closing, immediately after giving effect to the transactions contemplated by this Agreement each of the Seller Entities will be Solvent.

Section 3.29 Brokers and Other Advisors. Except for UBS Securities LLC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller Entities.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

Section 4.1 Organization. Buyer is an entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization. Buyer has the requisite organizational power and authority to carry on its business and to own, lease and operate all of its properties and assets as currently owned, leased or operated. Buyer is duly qualified to do business under applicable Law in each jurisdiction in which the nature of its business or the character or location of the properties and assets owned, leased or operated by it makes such qualification necessary, other than any failure to be so qualified that would not, individually or in the aggregate, be material nor would have a material impact on the ability of Buyer timely to consummate the transactions contemplated hereby.

Section 4.2 Authority; Validity of Agreement. Buyer has full requisite organizational power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements have been, or in the case of the Ancillary Agreements will be as of Closing, and the consummation by Buyer of the Transactions has been, duly and validly authorized and approved by all necessary corporate or other action of Buyer, and no further approval by Buyer or other corporate proceedings on the part of Buyer is necessary to authorize this Agreement and the Ancillary Agreements or to perform its obligations hereunder and thereunder and to consummate the Transactions. This Agreement has been, and the Ancillary Agreements will be as of Closing, duly and validly executed and delivered by Buyer, as applicable, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes, and the Ancillary Agreements will constitute as of Closing, a valid and binding obligation of Buyer enforceable against it in accordance with its terms, except that (a) the enforceability hereof or thereof may be limited by bankruptcy, insolvency, moratorium or other similar Laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally, including the effect of statutory or other Laws regarding fraudulent conveyances and preferential transfers and (b) the availability of equitable remedies may be limited by equitable principles of general applicability, whether such enforceability is considered in a proceeding at law or in equity.

Section 4.3 Consents and Approvals. Except (a) as set forth in Section 4.3 of the Disclosure Schedules and (b) for filing of notice under the HSR Act and the expiration or early termination of the applicable waiting period, Buyer is not required to obtain the Consent of any Governmental Entity or other Person or to obtain any Permit in connection with the execution and delivery by Buyer of this Agreement and the Ancillary Agreements and the performance of its obligations hereunder and thereunder, with such exceptions as are not, individually or in the aggregate, material nor would have a material impact on the ability of Buyer timely to consummate the transactions contemplated thereby; provided, that Buyer makes no representation as to any Consents that may be required pursuant to any Contract between any of the Seller Entities and any third party, including the Consent contemplated by Section 5.8 or those set forth in Section 3.5 of the Disclosure Schedules.

Section 4.4 No Conflicts. Assuming that any Consent or Permit referred to in Section 4.3 is duly obtained and any applicable waiting periods have expired or terminated, the execution, delivery and performance of this Agreement and the performance of its obligations under Section 2.8 will not, conflict with, result in a termination of, contravene or constitute a default under, or be an event that requires any consent or other action by any Person, or that with the giving of notice or passage of time or both will become a default under, or give to any other Person any right of termination, payment, acceleration, vesting or cancellation of or under, or accelerate the performance required by or maturity of, or result in the creation of any Encumbrance (other than Permitted Encumbrances) or loss of any rights of Buyer pursuant to any of the terms, conditions or provisions of or under (a) any Law applicable to Buyer, or any of its properties or other assets, assuming compliance with the matters referred to in Section 4.3, (b)

any Order applicable to Buyer, or any of its properties or other assets, (c) the Organizational Documents of Buyer, (d) any Contract binding upon Buyer, or to which the property of Buyer is subject, except for, in the case of this clause (d), any conflict, termination, contravention, default, payment, acceleration, vesting, cancellation, Encumbrances or loss of rights that are not, individually or in the aggregate, material nor would have a material impact on the ability of the Selling Entities timely to consummate the Transactions.

Section 4.5 Legal Proceedings. There is no Action pending or, to the knowledge of Buyer, threatened against Buyer or its Controlled Affiliates or their respective businesses, nor is there any basis therefor, that, individually or in the aggregate, would reasonably be expected to prevent or materially impair or delay the consummation of the Transactions or the ability of Buyer to perform its obligations hereunder on a timely basis. Except as and to the extent disclosed in the Buyer SEC Reports, there is no suit, claim, action, proceeding or investigation pending or, to Buyer’s knowledge, threatened against Buyer or any of its Subsidiaries or any of their respective properties or assets which has resulted in, or if decided adversely to Buyer would reasonably be expected to have or result in, individually or in the aggregate, a Buyer Material Adverse Effect. Except as and to the extent disclosed in the Buyer SEC Reports, none of Buyer and its Subsidiaries is subject to any outstanding order, writ, injunction or decree which has resulted in, or would reasonably be expected to have or result in, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.6 Buyer Financing. Buyer has, and at the time of payment will have, sufficient funds or available credit resources to enable it to pay the consideration required to be paid by Buyer pursuant to Article II and all of its fees and expenses in order to consummate the Transactions.

Section 4.7 Brokers and Finders. Except for Citigroup Global Markets, Inc., whose fees and expenses will be paid by Buyer, there is no investment bank, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer that might be entitled to any fee or commission in connection with the Transactions.

Section 4.8 Capitalization of Buyer Parent.

(a) The authorized capital stock of Buyer Parent consists of 500,000,000 shares of Buyer Parent Common Stock and 500,000,000 shares of preferred stock, par value $0.01 per share (“Buyer Parent Preferred Stock”). As of close of business on June 22, 2007, (i) 115,698,575.8174 shares of Buyer Parent Common Stock were issued and outstanding; (ii) 5,022,070 shares of Buyer Parent Common Stock were subject to outstanding options issued pursuant to Buyer Parent’s Stock Option Plans; and at least a like number of shares of Buyer Parent Common Stock were reserved for issuance in respect of such options; and (iii) 1,683,007 shares of Buyer Parent Common Stock were issued and held in the treasury of Buyer. As of the date hereof, 12,606,918 shares of Buyer Parent Preferred Stock are issued and outstanding. Since June 21, 2007 (the “Capitalization Date”) to the date hereof, there have been no issuances of shares of Buyer Parent Common Stock, other than issuances pursuant to options outstanding. All the outstanding shares of Buyer Parent Common Stock are, and all shares to be issued as part of the Stock Consideration will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and non-assessable and have not been issued in violation of any Equity Rights. Except as set forth above and except as disclosed in the Buyer Parent SEC Reports, as of the date hereof (1) there are no shares of capital stock of Buyer Parent authorized, issued or outstanding, (2) there are no outstanding Equity Rights (x) obligating Buyer Parent to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in Buyer Parent or securities convertible into or exchangeable for such shares or equity interests, (y) giving any Person a right to subscribe for or acquire any such capital stock or other equity interest of Buyer Parent or (z) obligating Buyer Parent to grant, extend or enter into any such Equity Right, and (3) there are no agreements, arrangements or commitments to repurchase, redeem or otherwise acquire any capital stock of Buyer Parent.

(b) Except as set forth in the Buyer Parent SEC Reports, all of the outstanding capital stock of Buyer Parent’s Subsidiaries is owned by Buyer Parent, directly or indirectly, free and clear of any lien or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of Law), except for such failures to own that have not resulted in, and would not be reasonably expected to have or result in, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.9 SEC Reports: Financial Statements.

(a) Buyer Parent has timely filed all required forms, reports and documents with the SEC since January 1, 2004, each of which has complied as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. Buyer has heretofore made available to Seller through Buyer Parent’s EDGAR filings with the SEC, in the form filed with the SEC (including any amendments thereto): (i) Buyer Parent’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2003 through December 31, 2006, (ii) all definitive proxy statements relating to Buyer Parent’s meetings of stockholders (whether annual or special) held since January 1, 2004; and (iii) all other reports or registration statements filed by Buyer Parent with the SEC since January 1, 2004 and prior to the date hereof (the “Buyer Parent SEC Reports”). None of such forms, statements, reports or documents, including, without limitation, any financial statements, exhibits or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The audited and unaudited consolidated financial statements of Buyer Parent included (or incorporated by reference) in the Buyer Parent SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as specifically indicated in the notes thereto), the consolidated financial position of Buyer Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments that have not been, and will not be, material in amount).

Section 4.10 Absence of Certain Changes or Events. Except as and to the extent disclosed in the Buyer Parent SEC Reports, since December 31, 2006, there has not been any event, occurrence, development or state of circumstance or facts that has resulted in, or would reasonably be expected to have or result in, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.11 Compliance with Applicable Laws. Except as and to the extent disclosed by Buyer Parent in the Buyer Parent SEC Reports, the businesses of Buyer and its Subsidiaries are not being conducted in violation of any applicable Law except for violations that have not resulted in, and would not reasonably be expected to have or result in, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.12 Buyer’s Reliance. Buyer acknowledges that except for the representations and warranties contained in this Agreement or any certificate delivered pursuant hereto, neither the Seller Entities nor any other Person has made, and Buyer has not relied on, any other express or implied representation or warranty by or on behalf of the Seller Entities.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Acquired Business. During the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article VII, except as (x) expressly contemplated by this Agreement, (y) set forth in Section 5.1 of the Disclosure Schedules or (z) consented to in writing by Buyer, Seller shall and shall cause each of the Seller Entities to:

(a) (i) carry on its business in the ordinary course consistent with past practice and (ii) use commercially reasonable efforts to (A) keep its business and operations and the Acquired Business intact, (B) retain its present officers and employees and (C) preserve its rights, franchises, goodwill and relations with its Clients, investors, customers, landlords, suppliers and others with whom it does business; and

(b) without limiting the generality of the foregoing:

(i) not amend its Organizational Documents;

(ii) not make any distribution or declare, pay or set aside any dividend with respect to, or split, combine, redeem, reclassify, purchase or otherwise acquire, directly or indirectly, any equity interests or shares of capital stock of, or other equity or voting interest in any Seller Entity; except for distributions of cash and cash equivalents (A) by wholly-owned Subsidiaries of Seller to their parent and (B) by Seller to its Members; provided, that such distributions, in the aggregate, would not cause the Holdback Amount to be less than $250,000,000 immediately after the Closing;

(iii) not authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (A) any equity interests or capital stock of or other equity or voting interest in, any Seller Entity, or (B) any Equity Rights in respect of, security convertible into, exchangeable for or evidencing the right to subscribe for or acquire either (1) any equity interests or shares of capital stock of, or other equity or voting interest in, any Seller Entity or (2) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of, or other equity or voting interest in, any Seller Entity;

(iv) not (A) other than in the ordinary course of business consistent with past practice in nature and amount, sell, transfer, assign, abandon, dispose of, lease, license or subject to any Encumbrance (other than Permitted Encumbrances) any of Purchased Assets, or (B) acquire any business or Person, by merger or consolidation, purchase of substantial assets or equity interests or otherwise, in a single transaction or a series of related transactions, or enter into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(v) other than in the ordinary course of business consistent with past practice, not incur, assume or guarantee (including by way of any agreement to “keep well” or of any similar arrangement) or cancel or waive any claims under any Indebtedness or other claims or rights of substantial value or amend or modify the terms relating to any such Indebtedness, claims or rights;

(vi) not change any Tax accounting method or financial accounting principle, method or practice, other than changes required by GAAP or applicable Law to be implemented during such period;

(vii) except in the ordinary course of business consistent with past practice, not (A) terminate the employment of any employee; provided that the Seller Entities may not terminate the employment of any officer or investment professional employed by the Seller Entities without the prior written consent of Buyer except in the case of a termination for cause, in which event Seller shall consult with Buyer to the extent practicable under the circumstances, (B) except as required by applicable Law or an existing Plan, (1) make or agree to make any increase in wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any employee, (2) grant or agree to grant any severance or termination pay or enter into any Contract to make or grant any severance or termination pay or pay any bonus, (3) grant or agree to grant or accelerate the time of vesting or payment of any awards under a Plan or (4) establish, adopt, amend, modify or terminate any Plan;

(viii) not enter into, amend in any material respect, or terminate any Material Contract, other than in the ordinary course of business;

(ix) amend or terminate any Permit, other than amendments required by applicable Law;

(x) other than in the ordinary course of business, not enter into, materially amend or become subject to any limited liability company agreement (other than the Organizational Documents), joint venture, partnership, strategic alliance, stockholders’ agreement, co-marketing, co-promotion, joint development or similar arrangement;

(xi) not make, incur or commit to make any capital expenditure in respect of the Acquired Business requiring payments in the aggregate in excess of $500,000;

(xii) not make, change or revoke any material Tax election, not incur any material liability for Taxes other than in the ordinary course of business, and not file a material amended Tax Return or any material claim for refund of Taxes with respect to its income, operations or property; and

(xiii) not enter into any Contract (whether or not binding) to take any action prohibited by or not in compliance with any provision of this Section 5.1 or otherwise commit or agree, whether or not in writing, to take any such action.

Section 5.2 Cooperation; Information.

(a) Subject to the provisions of Section 5.6 and paragraph (c) below, between the date hereof and the earlier of the Closing Date and the termination of this Agreement in accordance with Article VII, Seller shall cause the Seller Entities to and to instruct their respective personnel to, reasonably cooperate with Buyer and its Representatives during normal business hours and provide Buyer and its Representatives with reasonable access during normal business hours to their respective employees, personnel, Representatives, premises, facilities, and properties, and permit such Persons to review, their respective books, Contracts, accounts and records and shall provide such other information to Buyer and its Representatives as they may reasonably request; provided that any such access and review shall be granted and conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller or the Seller Entities. Notwithstanding anything to the contrary in this Agreement, neither Seller nor any Seller Entity shall be required to disclose any information to Buyer, or its Representatives, if doing so could in the judgment of Seller (i) violate any agreement or Law to which Seller or any Seller Entity is a party or to which Seller or any Seller Entity or the Acquired Business is subject or (ii) result in the waiver of any legal privilege or work product protection of Seller or any of its Affiliates.

(b) Between the date hereof and the earlier of the Closing Date and the termination of this Agreement in accordance with Article VII, Seller shall provide on a monthly basis promptly as they become available copies of all regularly prepared monthly financial statements and reports of each Seller Entity.

(c) Until the Closing Date, any information provided to or obtained by Buyer or its Representatives pursuant to this Section 5.2 (the “Confidential Material”) shall be held by Buyer in accordance with and be subject to the terms of the Confidentiality Agreement. Notwithstanding anything to the contrary herein, the terms and provisions of the Confidentiality Agreement shall survive the termination of this Agreement in accordance with the terms thereof. In the event of the termination of this Agreement for any reason, Buyer shall comply with the terms and provisions of the Confidentiality Agreement, including returning or destroying all Confidential Material.

(d) Between the date hereof and the earlier of the Closing Date and the termination of this Agreement in accordance with Article VII, Seller shall, and shall cause the other Seller Entities to keep Buyer and its Representatives reasonably apprised of status of and to provide such other information as Buyer may reasonably request regarding any Action relating to any Excluded Liability, except as prohibited by applicable Law or as would result in the waiver of any legal privilege or work product protection of Seller or any of its Affiliates. Seller agrees to make its senior officers available for such purpose from time to time promptly upon Buyer’s request.

Section 5.3 Notification of Certain Matters.

(a) Between the date hereof and the Closing Date,

(i) Seller shall give prompt notice to Buyer of (A) any notice or other communication (other than routine notices or communications in the ordinary course of business) from any Governmental Entity with respect to consummation of the Transactions; or (B) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions; and

(ii) Buyer shall give prompt notice to Seller of (A) any notice or other communication (other than routine notices or communications) from any Governmental Entity with respect to consummation of the Transactions; and (B) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions.

(b) Unless prohibited by applicable Law, Seller shall cause each Seller Entity to make available to Buyer, promptly after the same become available, complete and correct copies of all inspection reports and correspondence and other documents relating to any inquiry or investigation provided to a Seller Entity by any Governmental Entity or to a Governmental Entity by any Seller Entity and advise Buyer promptly of any oral communications between a Seller Entity and a Governmental Entity not made in the ordinary course of business; provided, that in no event shall Seller or any Seller Entity have any obligation to provide copies of inspection reports and correspondence and other documents relating to any inquiry or investigation to the extent providing such copies could result in the waiver of any of legal privilege or work product protection of Seller or any of its Affiliates; provided, further that this Section 5.3(b) shall not apply to the matters addressed by Section 5.2(d).

Section 5.4 No Solicitation, Etc. During the period from the date hereof to the earlier of the Closing Date and the termination of this Agreement in accordance with Article VII, the Seller Entities shall not, and shall cause their respective Affiliates and Representatives not to, directly or indirectly, knowingly encourage, initiate, solicit or engage in discussions or negotiations with, or provide any information to, any Person, other than Buyer (and its Affiliates and Representatives), concerning any acquisition by such Person of any Purchased Assets or any ownership interests in the Seller Entities or any Affiliate or any issuance of ownership interests of the Seller Entities or any Affiliate or any merger, asset sale, recapitalization or similar transaction involving the Seller Entities or any Affiliate. Seller shall, and shall cause the Seller Entities to, notify Buyer as soon as practicable if any Person makes any proposal, offer, inquiry to, or contact with the Seller Entities, any Affiliate or any Member, as the case may be, with respect to the foregoing and shall describe in reasonable detail the identity of any such Person and the substance and material terms of any such contact and the material terms of any such proposal.

Section 5.5 Efforts of Parties to Close. During the period from the date hereof to the earlier of the Closing Date and the termination of this Agreement in accordance with Article VII, each party hereto agrees to use reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the Transactions as promptly as practicable, including (a) the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the Transactions and (b) promptly as practicable making all registrations and filings with, and obtaining all necessary Consents from, all Governmental Entities (including those in connection with the HSR Act) and taking all reasonable steps as may be necessary or advisable to obtain an approval or waiver from a Governmental Entity.

Section 5.6 Confidentiality and Announcements.

(a) Following the Closing, Seller shall, and shall cause the Seller Entities and their respective Controlled Affiliates to, keep confidential all non-public information in its possession relating to the Acquired Business, the Funds, the Purchased Assets and Buyer, except (1) such Person may use and disclose any such information once it has been publicly disclosed (other than by such Person in breach of its obligations under this Section 5.6), (2) to the extent that such Person may be compelled by applicable Law or administrative process to disclose any of such information, (3) such Person may use and disclose such information to the extent reasonably necessary to permit such party to file Tax Returns, defend any dispute or otherwise provide information in connection with any other Action, and (4) such Person may use and disclose such information to the extent necessary to comply with applicable Law or as required by a Governmental Entity.

(b) Seller and Buyer hereby agree that neither it nor any of its Affiliates or Representatives, shall issue or cause the publication of any press release or other public statement or any written communications to Clients, employees and vendors with respect to this Agreement or the Transactions without the prior written consent of the other; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such disclosure is required by Law, in which case the party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance.

(c) The parties hereto shall coordinate and cooperate with one another in causing a notice to be published in accordance with the Transfer of Business (Protection of

Creditors) Ordnance (Chapter 49 of the Laws of Hong Kong) no later than one (1) month prior to but no earlier than four (4) months earlier than the date of closing.

Section 5.7 Consents Generally.

(a) In furtherance and not in limitation of Section 5.5 and Section 5.8, each party shall use all reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all third parties and Governmental Entities required to be filed, effected or obtained by it or that are otherwise necessary or advisable for either of them to consummate the Transactions; provided, however, that (i) no party shall be required to make any payment to obtain any Consent from a third party (other than a Governmental Entity) and (ii) Seller shall not permit any Seller Entity to agree orally or in writing to any amendments to any Contract, to any concessions in any commercial arrangements or to any loss of rights (whether to have effect prior to or after the Closing), in each case, in connection with obtaining any Consents from any private third-party or Governmental Entity without obtaining the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

(b) The parties hereto shall coordinate and cooperate with one another in exchanging and providing such information to each other and in making the filings and requests referred to in paragraph (a) above. The parties hereto shall supply such reasonable assistance as may be reasonably requested by any other party hereto in connection with the foregoing.

(c) Subject to applicable Law and any applicable confidentiality restrictions, Buyer and its counsel, on the one hand, and Seller and its counsel, on the other hand, shall have the right to review (in advance to the extent practicable) any information relating to Buyer or the Seller Entities, as the case may be, that appear in any filing made with, or written materials submitted to, any Governmental Entity in connection with the consummation of the Transactions. If any party or any Affiliate thereof receives a request for additional information or documentary material from any Governmental Entity with respect to the consummation of the Transactions, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Notwithstanding the foregoing, subject to applicable Law, with respect to any information relating to or written materials relating to antitrust matters submitted to any Governmental Entity in connection with the Transaction, Buyer and its counsel, on the one hand, and Seller and its counsel, on the other hand, shall have their views considered in good faith by the other party and provide counsel for the other party with copies of all filings made by such party, and all correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party to a Governmental Entity or received from such Governmental Entity in connection with the Transactions. The parties may also, as each deems reasonably necessary, designate any competitively sensitive material provided to the other under this Section 5.7 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

Section 5.8 Client Consents.

(a) In furtherance and not in limitation of Sections 5.5 and 5.7, as promptly as practicable but not later than ten (10) Business Days following the date of this Agreement, Seller and Buyer shall consult with one another and determine the appropriate Consent required to be obtained in connection with the consummation of the Transactions pursuant to applicable Law, the Organizational Documents of the applicable Fund and the terms of the applicable Investment Advisory Contract with any Client.

(b) As promptly as practicable, but in no event later than ten (10) Business Days following the completion of the determination contemplated by Section 5.8(a), Seller shall, and to the extent applicable shall cause the Seller Entities to, send a written notice (which shall be reasonably satisfactory in form and substance to Buyer) and take such other actions complying with, or as may be reasonably necessary under, applicable Law, the Organizational Documents of the applicable Fund or the terms of the applicable Investment Advisory Contract informing such Client of the Transactions and, to the extent applicable in accordance with the determination made pursuant to Section 5.8(a), requesting such Client, investors in such Fund, its board or other governing body or advisory committee and/or any other Persons whose Consent has been determined to be necessary pursuant to Section 5.8(a) to consent in writing or pursuant to other appropriate means and take other required action so as to approve the assignment of its Investment Advisory Contract, the substitution of an Affiliate of Buyer as investment manager, managing member and/or general partner of the Client or Fund, and continuation of its Investment Advisory Contract after the Closing, as applicable, and such other matters as may be required so that Buyer may continue to provide Investment Management Services and otherwise continue the business relationship with such Client on the same basis in all material respects as currently in effect.

(c) Notwithstanding anything to the contrary contained herein, the requisite Consent contemplated by Section 5.8(a) shall be deemed to have been validly obtained or given for purposes of this Agreement (such requisite Consent, the “Requisite Consent”) only if obtained pursuant to and in accordance with applicable Law, the Organizational Documents of the applicable Fund and the terms of the applicable Investment Advisory Contract with any Client and only if it is in full force and effect at the Closing; provided that no such Consent shall be deemed to have been given for any purpose under this Agreement if at any time prior to the Closing the Client in question or other Person, as applicable indicates, in writing, that it has not so consented or has terminated or intends to withdraw its Consent or terminate, in whole or in part, its Investment Advisory Contract or otherwise withdraw or redeem all of its assets under management.

(d) Buyer shall be provided a reasonable opportunity to review and comment upon all consent materials to be used by the Seller Entities prior to distribution. Seller shall promptly upon their receipt make available to Buyer copies of any and all substantive correspondence between it and the Clients or representatives or counsel of the Clients relating to the consent solicitation provided for in this Section 5.8. No Seller entity shall amend or revise any Investment Advisory Contract to reduce or waive any fee or reimburse any expenses payable under such Investment Advisory Contract or offer or promise to any Client any reduced fee in connection with obtaining the required consent under this Section 5.8 without the prior written consent of Buyer.

(e) Prior to entering into a new Investment Advisory Contract with any new Client, Seller or such applicable Seller Entity shall inform each potential new Client or counterparty to such agreement of the transactions contemplated by this Agreement and shall include in the applicable Contract a provision disclosing the transactions contemplated by this Agreement and the consent of the new Client or counterparty thereto (to the extent permitted by applicable Law).

Section 5.9 Further Assurances. Each party to this Agreement agrees to execute such documents and other papers and use its reasonable best efforts to perform or cause to be performed such further acts as may be reasonably required to carry out the provisions contained in this Agreement and to effectuate the Transactions. Following the Closing, upon the reasonable request of any party or parties hereto, the other parties hereto, as the case may be, agree to promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as may be reasonably requested to effectuate the purposes of this Agreement and the Transactions.

Section 5.10 Employee Matters.

(a) Prior to the Closing Date, Buyer shall make offers of full-time employment, effective as of the Closing Date, to such employees of the Acquired Business, at the same or greater base salaries as it deems appropriate; provided, that, prior to making a decision not to offer employment to any current employee of the Acquired Business, Buyer shall consult in good faith with the compensation committee of Seller with respect to such matters. Any employee of the Acquired Business who accepts an offer of employment from Buyer shall be referred to herein as a “Transferred Employee”. All employment offers made by Buyer to any employee of the Acquired Business shall be contingent on the Closing. In the event that this Agreement is terminated, such offers of employment shall be null and void. For a period of one year following the Closing Date, Buyer shall provide each Transferred Employee with compensation and benefits (other than equity based benefits, individual agreements or arrangements providing benefits or payments upon a change of control) that are substantially comparable in the aggregate.

(b) In the event that Buyer determines not to make an offer of full-time employment to a current employee of the Acquired Business, Buyer shall pay to each such employee (or reimburse Seller) an amount of severance equivalent to the severance that would have been payable to such individuals had such individuals been entitled to severance under Buyer Parent’s severance plan. Seller shall be solely liable for all severance or similar liabilities incurred or arising in respect of an employee of the Acquired Business who does not accept Buyer’s offer of full time employment; provided, that Buyer’s offer of full time employment is on terms set forth in Section 5.10(a).

(c) As of the Closing Date, each Transferred Employee shall be eligible for participation in plans or programs to provide medical, dental, vision care, life insurance, disability, severance, vacation and other welfare benefits on the same basis as similarly situated employees of Buyer. Buyer shall give each Transferred Employee full credit for purposes of eligibility, participation, vesting and benefit accrual (other than accruals under any defined pension plan) under the employee benefit plans or arrangements maintained by Buyer or any of its Affiliates in which such Transferred Employees participate after the Closing Date for such Transferred Employees service with the Seller Entities and their Affiliates and predecessors. Buyer shall cause all employee benefit plans to (i) waive (or, with respect to plans and programs insured through third party insurance carriers, use its best efforts to cause insurance carriers to waive) any preexisting condition, limitation or exclusion, any actively at work requirement, evidence of insurability requirement or eligibility waiting period, and (iii) credit (or, with respect to plans and programs insured through third party insurance carriers, use its best efforts to cause such insurance carriers to credit) all payments made for healthcare expenses during the current plan year for purposes of deductible co-payments and maximum out-of-pocket limits.

(d) Buyer or Buyer Parent shall maintain or establish as of the Closing Date a tax-qualified defined contribution plan (“Buyer’s Savings Plan”), and shall take all steps necessary such that each Transferred Employee who is a participant in a corresponding plan of the Seller Entities shall be given the opportunity to receive a distribution of his or her account balance and shall be given the opportunity to elect to “roll over” (as described in Section 401(a)(3) of the Code) such account balance to the Buyer’s Savings Plan, subject to and in accordance with the provisions of such plan(s) and applicable Laws.

(e) Buyer and Seller agree that the Transfer Provisions apply to the sale of the UK Business and also that the contract of employment or the employment relationship of each Relevant Employee (other than in respect of occupational pension scheme rights) shall have effect on the Transfer Date as if originally made between the Relevant Employee and Buyer.

(f) On or before the Transfer Date, Buyer will make an offer of employment to each Relevant Employee conditional on and effective from the Transfer Date.

(g) On or before 5:00 p.m. on the Transfer Date (prevailing Eastern Time) Seller shall: (i) release each Relevant Employee from his or her employment with Seller to enable the Relevant Employee to accept Buyer’s offer and commence employment with Buyer on the Transfer Date; (ii) pay to each Relevant Employee all amounts to which that Relevant Employee is entitled on termination of employment on the Transfer Date by Law or under any contract, agreement or arrangement in accordance with 5.10(a) above; (iii) use all reasonable endeavors to induce the Relevant Employees to accept any offer of employment made to them by Buyer; and (iv) take sole responsibility for all amounts due on the termination of employment of any Relevant Employee who does not accept an offer of employment with Buyer.

Section 5.11 Change of Name. Promptly upon Buyer’s written request following the Closing Date, the Seller shall and shall cause the other Seller Entities to change their names and cause their respective certificates of incorporation, certificates of limited partnership or certificates of formation (or equivalent Organizational Document), as applicable, to be amended to remove any reference to “Quellos” and any other Trademarks used by the Seller Entities in connection with the Acquired Business. Promptly upon Buyer’s written request, following the Closing Date, Seller shall and shall cause the other Seller Entities to, as soon as practicable following the Closing Date, cease to make any use of any Trademarks or other designations that include the term (A) “Quellos” or any other Trademark used by Seller or any of its Affiliates as of the date hereof and (B) any Trademarks containing or comprising the foregoing, including any Trademarks or other designations confusingly similar thereto or dilutive thereof (the “Quellos Marks”).

Section 5.12 [Intentionally Omitted]

Section 5.13 Amended Quellos Operating Agreements. The Seller shall use its reasonable best efforts to cause the Amended Quellos Operating Agreements to be adopted as of the Closing.

Section 5.14 Seller Agreements. On or prior to the Closing each Seller Entity shall execute and deliver a Seller Agreement.

Section 5.15 Certain Taxes Matters.

(a) Buyer and Seller shall share any and all Transfer Taxes equally. Seller shall properly complete, sign, and timely file any and all required Tax Returns with respect to such taxes (the “Transfer Tax Returns”) that are customarily or under applicable Law required to be filed by Seller, and if required by applicable Law, Buyer will join in the execution of any such Transfer Tax Returns. Seller will use its reasonable efforts to provide such Transfer Tax Return to Buyer at least ten (10) days prior to the due date for such Transfer Tax Return. Each party will complete any exemption certificates reasonably requested by the other party to reduce or eliminate any such Transfer Taxes. In the case of a Transfer Tax Return which is customarily or under applicable Law required to be filed by Buyer, Buyer will properly complete, sign and timely file such Transfer Tax Return, and will use its reasonable efforts to provide such Transfer Tax Return to Seller at least ten (10) days prior to the due date for such Transfer Tax Return. Upon notice setting out a reasonable detail the amount of Transfer Taxes paid or owed, each party shall pay to the other party, as applicable, its share of Transfer Taxes on or prior to the due date of each Transfer Tax Return.

(b) Each of Buyer and Seller shall provide the other with such assistance as may reasonably be requested by the other party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes with respect to the Acquired Business and the Purchased Assets, and each will retain and provide the requesting party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 5.15(b) or pursuant to any other section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the parties hereto.

(c) All property and ad valorem Taxes, leasehold rentals and other customarily proratable items related to the Purchased Assets payable subsequent to the Closing Date and relating to a Straddle Period will be prorated as of the close of business on the day before the Closing Date between Buyer and Seller. If the actual amount of any such tax or expense is not known as of the Closing Date, the aforesaid proration shall be based on the previous year’s assessment of such item and the parties agree to adjust said proration and pay any underpayment or reimburse for any overpayment within thirty (30) days after the actual amount becomes known.

Section 5.16 Additional Disclosure.

(a) Within thirty (30) days following the date hereof, Seller shall provide Buyer with a schedule (the “Fund Matters Schedule”) setting forth the following information:

(i) the current “high water mark” or “loss carry forward” (or any similar benchmark or memorandum account used in the calculation of incentive fees payable, or performance allocations made, by any Client to any of the Seller Entities) for each Client;

(ii) with respect to each of the Funds, such Fund’s aggregate net asset value as of April 1, 2007, (iii) the unaudited net asset value as of April 1, 2007 of the account of each Client described in subsection (a), together with the amount of incentive fees or performance allocations that would have been payable by such Client to any of the Seller Entities as of April 1, 2007 if the applicable measurement period for calculating incentive fees or performance allocations ended on April 1, 2007;

(iii) a brief description of each Fund’s investment program and strategy;

(iv) whether the assets of each Fund are treated as “plan assets” under ERISA;

(v) the basis upon which each Fund’s shares or other ownership interests are exempt from registration under the Securities Act and the Exchange Act;

(vi) the basis upon which each Fund is not required to be registered under the Investment Company Act;

(vii) a description of the exemption claimed by the applicable Seller Entity with respect to each Fund that is a commodity pool under the Commodity Exchange Act;

(viii) a statement as to whether the applicable Seller Entity has “custody” (within the meaning of Rule 206(4)-2 under the Advisers Act) of each Fund’s assets and, if applicable, the method by which the applicable Seller Entity complies with the requirements of Rule 206(4)-2 under the Advisers Act; and

(ix) a list of Governmental Entities with which each Fund is required to make periodic Filings (e.g., the Cayman Islands Monetary Authority) and the due dates of such Filings.

(b) Within thirty (30) days following the date hereof, Seller shall provide buyer with a schedule (the “Asset Matters Schedule”) setting forth the following information:

(i) all Purchased Assets that are fixed assets (within the meaning of GAAP) having a book value greater than $2,000, including a description of each such asset, the cost, accumulated book depreciation, if any, and the net book value of each such fixed asset as of the date of the Balance Sheet, if applicable; and

(ii) all Purchased Assets that are investments having a book value greater than $25,000, including a description, the cost, the net book value, the market value, if applicable, of each such investment as of the date of the Balance Sheet.

(c) Seller represents and warrants to Buyer that the Fund Matters Schedule and the Asset Matters Schedule shall be true, correct and complete in all material respects as of the date indicated therein.

Section 5.17 Buyer Parent Common Stock.

(a) Promptly after the Closing, Buyer shall prepare and submit to the New York Stock Exchange a listing application covering the shares of Buyer Parent Common Stock payable pursuant to this Agreement, and shall use all reasonable best efforts to obtain, promptly after the Closing, approval for the listing of such shares of Buyer Parent Common Stock.

(b) Buyer shall pay, or cause to be paid, all documentary and similar Taxes levied under the Laws of any applicable jurisdiction in connection with the issuance of the Buyer Parent Common Stock and will hold Seller harmless, without limitation as to time, against any and all liabilities with respect to all such Taxes.

Section 5.18 Preservation of Records. Buyer, at its own expense, shall preserve and keep records held by it relating to the Acquired Business, Seller and the Seller Entities in accordance with its records retention policies then in effect, during which time Buyer shall make such records available to Seller as Seller may reasonably request.

Section 5.19 Calculation of Buyer Parent Common Stock. If the number of shares of Buyer Parent Common Stock to be issued to Seller as part of the Purchase Price pursuant to this Agreement are determined by reference to the average closing price of the Buyer Parent Common Stock on the New York Stock Exchange during a specified period (the “Measurement Period”) and if during or subsequent to the Measurement Period and on or prior to the date such shares are issued to Seller there occurs any stock split (including a reverse stock split), reclassification, recapitalization, combination or similar change with respect to the Buyer Parent Common Stock or the declaration or payment of any dividends (other than regular quarterly cash dividends consistent with past practices of Buyer prior to the date hereof), Buyer and Seller shall agree to make an equitable adjustment to the number of shares of Buyer Parent Common Stock to be issued to Seller. If Buyer and Seller fail to agree within three (3) Business Days on such equitable adjustment, the matter shall be submitted to the Independent Firm for final and binding determination.

Section 5.20 Release of Guarantee. Buyer shall use its commercially reasonable best efforts to obtain the release of any guarantees by Members associated with the Lease set forth in Section 5.20 of the Disclosure Schedules and if such release is not obtained, Buyer shall indemnify such guarantors against any Losses arising as a result of such guarantees.

Section 5.21 Required Financial Statements. Promptly following execution of this Agreement, Seller shall use commercially reasonable efforts to cause to be prepared and delivered to Buyers (a) the Audited 2006 Financial Statements and (b) unaudited consolidated statements of financial condition as of the periods ending or ended March 31, 2006, March 31, 2007, June 30, 2006 and June 30, 2007, in each case, for Quellos Group, LLC (collectively, the “Required Quarterly Financial Statements”).

Section 5.22 Repayment of Certain Fund Indebtedness. Seller shall take such actions as Buyer shall reasonably request to cause all Indebtedness for borrowed money of the Funds to a Seller Entity to be repaid at or prior to the Closing.

ARTICLE VI

CONDITIONS

Section 6.1 Conditions to Each Party’s Obligations. The respective obligation of each party to effect the Transactions is subject to the satisfaction or (to the extent permitted by Law) waiver by Buyer and Seller on or prior to the Closing Date of the following conditions:

(a) No Legal Prohibition, Etc. No order, injunction, judgment or decree issued by any court of competent jurisdiction or other Governmental Entity preventing the consummation of the transactions contemplated by this Agreement shall be in effect. No Law shall have been enacted, entered, promulgated or enforced by any court or Governmental Entity that prohibits or makes illegal the consummation of the transactions contemplated by this Agreement.

(b) Antitrust. (i) The waiting period (and any extension thereof) applicable to the Transaction under the HSR Act shall have been terminated or shall have expired and (ii) the required approvals under any other Antitrust Law applicable to the Transactions shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired.

(c) Management Fee Run Rate. The Closing Management Fee Run Rate shall be equal to or greater than seventy five percent (75%) of the Reference Management Fee Run Rate.

(d) Escrow Agreement. Buyer and Seller shall have each executed and delivered to the other the Escrow Agreement, and each shall have received the Escrow Agreement duly executed by the Escrow Agent.

(e) Member Approval. Seller and Quellos Group, LLC shall have obtained the requisite approval required pursuant to their respective operating agreements to the consummation of the purchase and sale of the Purchased Assets.

Section 6.2 Conditions to Buyer’s Obligations. The obligations of Buyer to effect the Closing shall be subject to the satisfaction at or before the Closing of the following conditions, any of which may be waived in writing by Buyer:

(a) Truth of Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct at and as of the Closing Date with the same effect as though each such representation and warranty had been made on and as of the Closing Date (except, in each case, to the extent that any such representation and warranty speaks as of a specific date, in which case such representation and warranty shall be true and correct as of such specific date) without giving effect to any qualifiers or exceptions relating to materiality or Seller Material Adverse Effect except where the failure or failures of such representations and warranties to be so true and correct do not have and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(b) Performance of Agreements. Seller shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c) Certificates. Seller shall have delivered to Buyer a certificate as to the matters contained in paragraphs (a) and (b) of this Section 6.2, as applicable, dated as of the Closing Date, signed by an executive officer of Seller.

(d) Absence of Material Adverse Change. Since the date hereof, no event, occurrence, fact, condition, change, development or effect shall exist or have occurred or come to exist that, individually or in the aggregate, has had or resulted in or would reasonably be expected to have or result in a Seller Material Adverse Effect.

(e) FIRPTA Certificates. Seller shall have delivered to Buyer a non-foreign person affidavit with respect to Seller and the Seller Entities that complies with the requirements of Section 1445 of the Code in form and substance reasonably satisfactory to Buyer; provided, however, that if any of the Seller Entities shall fail to deliver such affidavit and Buyer waive such delivery, Buyer shall withhold from the portion of any consideration to be paid to Seller the amount required to be withheld pursuant to Section 1445 of the Code.

(f) Quellos Operating Agreement Amendments. The Quellos Amended Operating Agreements shall have been adopted effective as of the Closing and be in full force and effect.

(g) Consents. Seller shall have obtained the Consents set forth in Section 6.2(g) of the Disclosure Schedules and such Consents shall be in full force and effect.

(h) Member and Seller Agreements. (i) Seller on its own behalf and on behalf of the Selling Entities shall have executed and delivered to Buyer a Seller Agreement, (ii) and each of the individuals set forth in Section 6.2(h)(ii) of the Disclosure Schedules shall have executed and delivered to Buyer a Member Agreement and (iii) at least two of the individuals set forth on Section 6.2(h)(iii) of the Disclosure Schedules shall have executed and delivered the Member Agreement and each such Seller Agreement and each Member Agreement shall be in full force and effect.

(i) Required Financial Statements. Seller shall have delivered to Buyer (i) the Audited 2006 Financial Statements together with an unqualified audit opinion from Seller’s independent public accountants and the Required Quarterly Financial Statements.

Section 6.3 Conditions to Sellers’ Obligations. The obligations of Seller to effect the Closing shall be subject to the satisfaction at or before the Closing of the following conditions, which may be waived in writing by Seller:

(a) Truth of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct at and as of the Closing Date with the same effect as though each such representation and warranty had been made on and as of the Closing Date (except, in each case, to the extent that any such representation and warranty speaks as of a specific date, in which case such representation and warranty shall be true and correct as of such specific date) without giving effect to any qualifiers or exceptions relating to materiality or Buyer Material Adverse Effect except where the failure or failures of such representations and warranties to be so true and correct do not have and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b) Performance of Agreements. Buyer shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c) Certificates. Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, signed by an executive officer of Buyer, as to the matters contained in paragraphs (a) and (b) of this Section 6.3.

(d) Absence of Material Adverse Change. Since the date hereof, no event, occurrence, fact, condition, change, development or effect shall exist or have occurred or come to exist that, individually or in the aggregate, has had or resulted in or would reasonably be expected to have or result in a Buyer Material Adverse Effect.

Section 6.4 Frustration of Closing Conditions, Etc. Neither Buyer, on the one hand, nor Seller, on the other hand, may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by the failure of such party to act in good faith or comply with its obligations under this Agreement.

ARTICLE VII

TERMINATION

Section 7.1 Termination.

(a) This Agreement may be terminated on or prior to the Closing as follows:

(i) by written consent of Seller and Buyer;

(ii) by Seller if (A) a condition to Seller’s obligation to close set forth in Section 6.1 or 6.3 cannot be satisfied at or prior to the date set forth in Section 7.1(a)(iv) below or (B) there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Buyer and such breach has not been cured within fifteen (15) Business Days after written notice to Buyer (provided that no cure period shall be required for a breach that by its nature cannot be cured) such that the conditions set forth in Section 6.1 or 6.3 cannot be satisfied at or prior to the date set forth in Section 7.1(a)(iv) below; provided that the right to terminate this Agreement under this Section 7.1(a)(ii) shall not be available to Seller if (x) the nonfulfillment of the conditions to Seller’s obligation to close set forth in Section 6.1 or 6.3 results from the breach by Seller of any of its representations, warranties, covenants or agreements or (y) the violation or breach by Buyer referred to in clause (B) of this Section 7.1(a)(ii) results from the breach by Seller of any of its representations, warranties, covenants or agreements;

(iii) by Buyer if (A) a condition to Buyers’ obligation to close set forth in Section 6.1 or 6.2 cannot be satisfied at or prior to the date set forth in Section 7.1(a)(iv) below or (B) there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company or Seller and such breach has not been cured within fifteen (15) Business Days after written notice to Seller (provided that no cure period shall be required for a breach that by its nature cannot be cured) such that the conditions set forth in Section 6.1 or 6.2 cannot be satisfied at or prior to the date set forth in Section 7.1(a)(iv) below; provided that the right to terminate this Agreement under this Section 7.1(a)(iii) shall not be available to Buyer if (x) the nonfulfillment of the conditions to Buyer’s obligation to close set forth in Section 6.1 or 6.2 results from the breach by Buyer of any of its representations, warranties, covenants or agreements or (y) the violation or breach by Seller referred to in clause (B) of this Section 7.1(a)(iii) results from the breach by Buyers of any of their representations, warranties, covenants or agreements; or

(iv) by Buyer or Sellers if the Closing has not occurred on or before November 30, 2007; provided that the right to terminate this Agreement under this Section 7.1(a)(iv) shall not be available to any party whose failure to perform any covenant or obligation hereunder or other breach has caused or resulted in the failure of the Closing to occur on or before such respective dates.

(b) The termination of this Agreement shall be effectuated by the delivery of written notice by the party terminating this Agreement to each other party. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 7.2.

Section 7.2 Survival After Termination. If this Agreement is terminated in accordance with Section 7.1 hereof, this Agreement shall become void and of no further force and effect, except for the provisions of Section 5.2(c), this Section 7.2 and Article IX, which shall survive in accordance with their terms. None of the parties hereto shall have any liability in the event of a termination of this Agreement, except (i) with respect to surviving provisions hereof as set forth above in this Section 7.2 and (ii) to the extent that such termination results from the willful violation by such party of its obligations under this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival of Representations, Warranties and Covenants. All representations and warranties of the parties contained in this Agreement, including any certificate delivered pursuant to Article VI, and any covenants or other agreements of the parties contained in this Agreement the performance of which are specified to occur on or prior to the Closing or the Closing Date, shall survive the Closing hereunder for a period of eighteen (18) months following the Closing Date, other than representations and warranties contained in (a) Section 3.1, 3.2, 3.3, 3.4, 3.5, 3.6(b) and (c), 3.12 (other than the last sentence thereof), 3.29, 4.1, 4.2, 4.3, 4.4, 4.7, 4.8, which shall survive indefinitely (the “Fundamental Representations”) and (b) Section 3.24, which shall survive until three (3) months following the expiration of the applicable statutory period of limitations (including any extensions thereof). Any covenant or other agreement herein any portion of the performance of which may or is specified to occur after the Closing shall survive the Closing hereunder indefinitely or for such lesser period of time as may be specified therein.

Section 8.2 Obligations of Seller. Subject to the other provisions of this Article VIII, from and after the Closing, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates, their respective predecessors and successors, and their respective stockholders, employees, officers, partners, members, trustees, directors, agents and representatives (the “Buyer Indemnitees”) from and against, and pay or reimburse Buyer Indemnitees for, any and all Losses that any of them may suffer, incur or sustain, directly or indirectly, arising out of, attributable to or resulting from:

(a) any failure of any of the representations and warranties of Seller contained in this Agreement or any certificate of Seller delivered under Article VI where such representations and warranties (other than the representations and warranties set forth in 3.7, 3.9, 3.10, 3.14, 3.16(g) (second sentence), 3.17(c) (second sentence) and 3.17(d) (second, third and fourth sentences)) are read without giving effect to any qualifiers or exceptions relating to materiality or Seller Material Adverse Effect contained therein made by Seller herein or in connection herewith or therewith to be true and correct in all respects as of the date hereof and as of the Closing Date (unless made as of a specified date, in which case as of such date);

(b) any breach or nonperformance of any of the covenants or other agreements made and to be performed by Seller in or pursuant to this Agreement;

(c) the Excluded Liabilities;

(d) any Liability in respect of Taxes (including promoter liabilities and penalties such as, without limitation, those imposed under Section 6700 and Section 6701 of the Code or the Treasury Regulations or corresponding provisions of state, local or foreign Law) of Buyer or any of its Affiliates incurred after the Closing Date as a result of or attributable to (1) any action taken by Seller or any of its Affiliates on or prior to the Closing Date or (2) the Acquired Business for periods ending on or before the Closing Date and, in each case, not attributable to the conduct of the Acquired Business after the Closing Date; and

(e) any failure of Seller in connection with the sale of the Purchased Assets by the Seller Entities to Buyer pursuant to this Agreement to comply with and obtain for Buyer the benefits afforded by compliance with any applicable bulk transfer Law (compliance with such bulk transfer Laws being hereby waived by Buyer in consideration of Buyer’s rights to indemnification hereunder for the failure of Sellers and the Seller Entities to so comply with such bulk transfer Laws).

Section 8.3 Obligations of Buyer. Subject to the other provisions of this Article VIII, from and after the Closing, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates, their respective predecessors and successors, and their respective stockholders, employees, officers, partners, members, trustees, directors, agents, and representatives (the “Seller Indemnitees”) from and against, and pay or reimburse Seller Indemnitees for, any and all Losses that any of them may suffer, incur, or sustain, directly or indirectly, arising out of, attributable to or resulting from:

(a) any failure of any of the representations and warranties of Buyer contained in this Agreement or any certificate of Buyer delivered under Article VI where such representations and warranties (other than the representations and warranties set forth in Section 4.9) without giving effect to any qualifiers or exceptions relating to materiality or Buyer Material Adverse Effect contained therein made by Buyer herein in connection herewith or therewith to be true and correct in all respects as of the date hereof and as of the Closing Date (unless made as of a specified date, in which case as of such date);

(b) any breach or nonperformance of any of the covenants or other agreements made and to be performed by Buyer in or pursuant to this Agreement; and

(c) the Assumed Liabilities.

Section 8.4 Exclusive Remedy; Escrow.

(a) After the Closing, the sole and exclusive remedy for monetary damages of any party for any inaccuracy of any representation or warranty or any breach of any covenant or agreement set forth in this Agreement and required to be performed prior to or after the Closing shall be the indemnification contained in this Article VIII; provided, however, that, notwithstanding anything to the contrary in this Agreement, no party waives any rights to pursue a claim for fraud or any remedy therefor or to seek specific performance for a breach of a covenant or agreement to be performed by it before or after the Closing; provided, further, that in accordance with Section 8.6(d), the sole and exclusive source of recovery of the Buyer Indemnitees in respect of the indemnification under Section 8.2(a) (other than in respect of the Fundamental Representations) shall be the Escrow Fund in accordance with the terms hereof and of the Escrow Agreement.

(b) The Escrow Amount, except as the Seller and Buyer may otherwise agree, shall be held by the Escrow Agent pursuant to the terms of the Escrow Agreement and shall be available to satisfy Seller’s indemnification obligations pursuant to Section 8.2 hereof from the Closing Date until three (3) years after the Closing Date (the “Escrow Period”).

Section 8.5 Notice; Procedure for Third-Party Claims.

(a) Any Person entitled to indemnification under this Agreement (an “Indemnified Party”) may seek indemnification for any Loss by giving written notice to the applicable party or parties from whom indemnification is sought (the “Indemnifying Party”), specifying in detail (i) the representation and warranty or covenant or other agreement that is alleged to have been breached or to have given rise to indemnification, (ii) if known, the facts constituting the basis for such allegation and (iii) if known, the aggregate amount of the Losses for which a claim is being made under this Article VIII or, to the extent that such Losses are not known or have not been incurred at the time such claim is made, an estimate, to be prepared in good faith and accompanied by supporting documentation, of the aggregate potential amount of such Losses. In the event that any claim for indemnification hereunder results from or is in connection with a Third-Party Claim, the Indemnified Party shall provide written notice of such Third-Party Claim to the Indemnifying Party as soon as practicable after the Indemnified Party first receives notice of the claim but in any event not later than ten (10) Business Days prior to the time any response to the asserted claim is required; provided that the Indemnified Party shall not be limited in seeking indemnification pursuant to this Article VIII by any failure to provide such notice of the existence of a claim to the applicable Indemnifying Party except to the extent (and only to the extent) that such Indemnifying Party actually incurs an incremental expense or has otherwise been actually prejudiced as a result of such failure.

(b) Third-Party Claims.

(i) Except as otherwise provided in clause (ii) of this subsection (b), in the case of any claim asserted by a Person that is not a party to this Agreement or an Affiliate Controlled by a party to this Agreement against an Indemnified Party (a “Third-Party Claim”), the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume and control the defense of such Third-Party Claim and any Actions resulting therefrom; provided that (i) counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party and (ii) the Indemnified Party may participate in such defense at such Indemnified Party’s sole cost and expense (including the costs and expenses of counsel). Except with the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed, no

Indemnifying Party shall consent to entry of any judgment or enter into any settlement of any Third-Party Claim or related Actions, unless such judgment or settlement relates solely to monetary damages, provides for a full, unconditional and irrevocable release by such third party of the Indemnified Party and its Affiliates and, in the reasonable good faith judgment of Buyer, does not and would not reasonably be expected to materially and adversely impact or impair the business or reputation of Buyer and their Affiliates.

(ii) Notwithstanding clause (i) above, in the event that the Indemnified Parties shall in good faith determine after consultation with outside counsel that the Indemnified Parties may have available to them one or more defenses or counterclaims that are inconsistent with one or more of the defenses or counterclaims that may be available to the Indemnifying Party in respect of a Third-Party Claim or any Action relating thereto, (A) the Indemnified Parties shall have the right, at the sole cost of the Indemnifying Party (including the costs and expenses of counsel for the Indemnified Parties (provided that the Indemnifying Party will not be required to pay for more than one counsel for all Indemnified Parties in connection with any such Third-Party Claim and related Action)), at all times to take over and assume control over the defense and prosecution of such portion of such Third-Party Claim and related Actions related to such inconsistent defenses and counterclaims and (B) the Indemnifying Party shall retain control over the defense and prosecution of the remaining aspects of such Third-Party Claim and related Action; provided that, in the case where the Indemnified Parties have assumed control of the defense and prosecution of such portion of such Third-Party Claim and related Action related to such inconsistent defenses and counterclaims, neither the Indemnifying Party nor the Indemnified Party may settle such claim or Action without the written consent of the other party, such consent not to be unreasonably withheld or delayed. In the event that the Indemnified Party does not assume the defense of any matter as provided above in clause (A), the Indemnifying Party shall have the right to control the defense against any such Third-Party Claim or related Action, provided that (1) subject to the control of the prosecution and defense of such Third-Party Claim by the Indemnifying Party and its counsel, the Indemnified Parties and their counsel (which shall be reasonably satisfactory to the Indemnifying Party) shall be kept fully informed as to all material aspects of such Third-Party Claim and related Actions and shall have the right to participate fully in the prosecution and defense of such Third-Party Claim, (2) the Indemnifying Party and its counsel shall promptly provide to the Indemnified Parties and their counsel all material information related to such Third-Party Claim and related Actions (including copies of written information), (3) the Indemnified Parties and their counsel shall have their views regarding such Third-Party Claim considered in good faith by the Indemnifying Party and its counsel and (4) the Indemnified Parties shall have the right to consent, such consent not be unreasonably withheld or delayed, to the settlement or compromise of such Third-Party Claim and related Actions, unless such judgment or settlement relates solely to monetary damages, provides for a full, unconditional and irrevocable release by such third party of the Indemnified Party and its Affiliates.

(iii) Subject to clause (ii) of this Section 8.5(b), in the event that an Indemnified Party determines in good faith that any Third-Party Claim or any Action related thereto has had or could reasonably be expected to adversely impact or impair the commercial interests or business reputation of Buyer or its Affiliates, (1) counsel to be utilized by the Indemnifying Party in respect of such Third-Party Claim and related Action shall be reasonably acceptable to the Indemnified Parties, (2) subject to the control of the prosecution and defense of such Third-Party Claim by the Indemnifying Party and its counsel, the Indemnified Parties and their counsel (which shall be reasonably satisfactory to the Indemnifying Party) shall be kept fully informed as to all material aspects of such Third-Party Claim and related Actions and shall have the right to participate fully in the prosecution and defense of such Third-Party Claim, (3) the Indemnifying Party and its counsel shall promptly provide to the Indemnified Parties and their counsel all material information related to such Third-Party Claim and related Actions (including copies of written information), (4) the Indemnified Parties and their counsel shall have their views regarding such Third-Party Claim considered in good faith by the Indemnifying Party and its counsel, and (5) the Indemnified Parties and their counsel shall have the right to consent, such consent not be unreasonably withheld or delayed, to the settlement or compromise of such Third-Party Claim and related Actions.

(iv) In any event, Seller and Buyer shall reasonably cooperate in the investigation, pre-trial activities, trial, compromise, settlement, discharge and defense of any Third-Party Claim subject to this Article VIII and the records and employees of each shall be made reasonably available to the other with respect to such defense.

Section 8.6 Limitations.

(a) An Indemnifying Party shall have no liability for indemnification pursuant to Section 8.2(a) or 8.3(a) unless and until the aggregate Losses to the Indemnified Party exceed $10,000,000 and then only for the amount of such Losses in excess of such amount.

(b) An Indemnifying Party will have no liability for indemnification pursuant to Section 8.2(a) or 8.3(a) after the Indemnifying Party has made aggregate indemnification payments equal to (i) in the case of Seller, amounts in excess of the Escrow Fund and (ii) in the case of Buyer $187,500,000.

(c) Notwithstanding the foregoing, the provisions of Sections 8.6(a) and 8.6(b) shall not apply to (i) indemnification pursuant to Section 8.2(a) or Section 8.3(a) in respect of the Fundamental Representations, as applicable or (ii) indemnification for any breach of any of the Indemnifying Party’s representations and warranties that constitutes fraud.

(d) All indemnification payments to be made by Seller under Section 8.2, other than those referred to in Section 8.6(e), may be made, in whole or in part, at the election of the Indemnified Party from either the Escrow Fund or the Holdback Amount or otherwise.

(e) All indemnification payments to be made by Seller under Section 8.2(a) (other than in respect of the Fundamental Representations) shall be made solely from the Escrow Fund.

(f) Seller shall have no right of contribution against the Acquired Business with respect to any breach of any of its representations, warranties, covenants or agreements. Any Losses incurred by Buyer, on the one hand, and Seller on the other hand, for any claim or series of related claims shall be aggregated for purposes of applying this Section 8.6.

(g) For the avoidance of doubt, the Liability of (i) Seller in respect of Excluded Liabilities or for breach of the Fundamental Representations or breach of covenants other than those to be performed on or prior to the Closing and (ii) Buyer in respect of Assumed Liabilities or of the Fundamental Representations or for breach of covenants other than those to be performed on or prior to the Closing shall not be subject to any limitation as to amount (including any so called “cap” or basket or deduction or other similar concept) or time, it being expressly understood that such Liability shall survive indefinitely without any such limitation.

(h) No party hereto shall be obligated to indemnify any other Person with respect to any Losses with respect to any matter if such matter was reflected in the calculation of the adjustment to the Purchase Price pursuant to Section 2.6.

Section 8.7 Subrogation. The rights of any Indemnifying Party shall be subrogated to any right of action that the Indemnified Party may have against any other Person with respect to any matter giving rise to a claim for indemnification hereunder and the Indemnified Party shall cooperate with the Indemnifying Party in pursuing any subrogated right.

Section 8.8 Procedures Related to Tax Contests.

(a) If any Tax Contest commenced or initiated against Buyer by any taxing authority after the date hereof, would, if successful, require Seller to make an indemnity payment pursuant to Section 8.2, Seller shall have the right (but not the obligation), upon timely written notice, to elect to control, defend, settle, compromise, or contest such Tax Contest; provided, however, that, notwithstanding anything to the contrary set forth herein, (i) Seller shall keep Buyer fully informed of any proceedings, events and developments related to or in connection with such Tax Contest; (ii) Buyer shall be entitled to receive copies of all correspondence and documents related to such Tax Contest; (iii) Seller shall consult with Buyer and shall not enter into any settlement with respect to any such Tax Contest without Buyer’s prior written consent, which will not be unreasonably withheld, delayed or conditioned; and (iv) at its own cost and expense, Buyer shall have the right to participate in (but not control) the defense of such Tax Contest. Except as provided in subsection (iv) above, the costs and expenses (including the cost of counsel) incurred in contesting any such Tax Contest shall be borne by Seller. Buyer shall give Seller prompt written notice of any Tax Contest (which in any event shall be within thirty (30) days of receiving notice of such Tax Contest) which may give rise to any indemnity obligation under Section 8.2. Failure to give prompt notice shall not affect the indemnification obligations thereunder in absence of actual prejudice. Buyer and its Affiliates shall reasonably cooperate with Seller in pursuing such Tax Contest. Seller shall reimburse Buyer and/or such Affiliates for any out-of-pocket expenses incurred in connection with such cooperation, including the cost of counsel. If Seller does not elect to control such Tax Contest, Buyer shall control such Tax Contest but shall provide Seller the same rights that Buyer has in the event Seller elects to control such Tax Contest pursuant to clauses (i) through (iv) above.

(b) Notwithstanding any other provision of this Agreement, Seller shall not have the right to control, defend, settle, compromise or contest any Tax Contest to the extent that Buyer and its Affiliates waive their right to indemnification from Seller with respect to such Tax Contest.

Section 8.9 Insurance. The amount of any Losses suffered by an Indemnified Party shall be reduced by any insurance or other benefits which such party or its Affiliates actually receive in respect of or as a result of such Losses or the facts or circumstances relating thereto.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Fees and Expenses. Except as otherwise expressly provided in this Agreement, Buyer, on the one hand, and Seller, on the other hand, shall each bear its own direct and indirect Transaction Expenses, including all direct and indirect expenses and out-of-pocket costs incurred by Seller in connection with the procurement or attempted procurement of the Consents required to be obtained pursuant to Section 5.7 and Section 5.8. Notwithstanding the foregoing sentence, the filing fee in respect of the required notification under the HSR Act shall be borne equally between Buyer, on the one hand, and Seller, on the other hand.

Section 9.2 Notices. Except for any notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Buyer or Buyer Parent, to:

c/o BlackRock, Inc.
40 East 52nd Street
New York, New York 10055
Fax: (212) 754-8787
Attention: Susan L. Wagner

with a copy (which shall not constitute notice hereunder) to:

c/o BlackRock, Inc.
40 East 52nd Street
New York, New York 10055
Fax: (212) 409-3744
Attention: Robert P. Connolly

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522

Fax: (212) 735-2000
Attention: Ralph Arditi
Sean C. Doyle

(b)	if to Seller, to:

Quellos Holdings, LLC
601 Union Street, 56th Floor
Seattle, Washington 98101
Fax: (203) 613-6708
Attention: Marie M. Bender

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Fax: (212) 757-3990
Attention: Paul D. Ginsberg
Jeffrey	D. Marell

Section 9.3 Entire Agreement; Modifications.

(a) The agreement of the parties, which consists of this Agreement and the Disclosure Schedules and Ancillary Agreements to which such parties are the sole parties, sets forth the entire agreement and understanding between the parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement.

(b) This Agreement may be modified and/or amended with respect to any provision contained herein at any time by written action of Buyer and Seller.

Section 9.4 Waiver. Any term or condition hereof may be waived at any time by the party hereto that is entitled to the benefits thereof by a written instrument duly executed on behalf of such party. The failure of a party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision nor shall it in any way affect the validity of this Agreement or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 9.5 Assignment; Binding Effect; Severability. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred, assigned or delegated by any of the parties hereto, in whole or in part, without the prior written consent of the other parties, and any attempt to make any such transfer, assignment or delegation without such consent shall be null and void; provided, however, that Buyer shall be permitted to assign its rights (but not its obligations) hereunder, in whole or in part to one or more of its Affiliates. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of the parties hereto. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to any party, in which event the parties shall use reasonable best efforts to arrive at an accommodation that best preserves for the parties the benefits and obligations of the offending provision.

Section 9.6 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the transactions contemplated hereby, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction as provided in Section 9.8 to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder without proof of actual damages and without any requirement for the securing or posting of any bond. Such remedy shall not be deemed to be the exclusive remedy for a party’s breach of its obligations but shall be in addition to all other remedies available at law or equity.

Section 9.7 Governing Law. This agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of New York (other than its conflict of law principles to the extent that the application of the Laws of another jurisdiction would be required thereby, but with reference to Section 5-1401 of the New York General Obligations Law, which by its terms applies to this Agreement).

Section 9.8 Consent to Jurisdiction. The parties irrevocably submit to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any Action arising out of this Agreement or the transactions contemplated hereby (and each agrees that no such Action relating to this Agreement or the transactions contemplated hereby shall be brought by it except in such courts). The parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby, in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York or that any such Action brought in any such court has been brought in an inconvenient forum. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any Action shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

Section 9.9 Waiver of Jury Trial. Each party hereby waives, and agrees to cause each of its Affiliates to waive, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each party (a) certifies that no Representative of the other party has represented, expressly or otherwise, that such other party would not, in the event of an Action, seek to enforce the foregoing waiver and

(b) acknowledges that it and the other party hereto have been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 9.9.

Section 9.10 Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.11 Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument.

Section 9.12 Guarantee of Buyer Parent.

(a) Buyer Parent is executing this Agreement to guarantee the performance by Buyer of its payment and performance obligations under this Agreement. Buyer Parent hereby guarantees unconditionally Buyer’s payment obligations in and performance under this Agreement. This guarantee shall apply regardless of any amendments, variations, alterations, waivers or extensions to this Agreement whether or not Buyer Parent received notice of the same and Buyer Parent waives all need for notice of the same. Buyer Parent agrees to deliver or cause to be delivered one or more certificates representing the Stock Consideration at Closing as contemplated by Section 2.8 and Section 2.9.

(b) Buyer Parent is an entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization. Buyer Parent has the requisite organizational power and authority to carry on its business and to own, lease and operate all of its properties and assets as currently owned, leased or operated. Buyer Parent is duly qualified to do business under applicable Law in each jurisdiction in which the nature of its business or the character or location of the properties and assets owned, leased or operated by it makes such qualification necessary, other than any failure to be so qualified that would not, individually or in the aggregate, be material nor would have a material impact on the ability of Buyer Parent timely to perform its obligations contemplated hereby.

(c) Buyer Parent has full requisite organizational power and authority to execute and deliver this Agreement to perform its obligations hereunder and to perform its obligations hereunder. The execution, delivery and performance by Buyer Parent of this Agreement have been, and the consummation of its obligations hereunder has been, duly and validly authorized and approved by all necessary corporate or other action of Buyer Parent, and no further approval by Buyer Parent or other corporate proceedings on the part of Buyer Parent is necessary to authorize this Agreement or to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Buyer Parent, as applicable, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes, a valid and binding obligation of Buyer Parent enforceable against it in accordance with its terms, except that (a) the enforceability hereof or thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally, including the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers and (b) the availability of equitable remedies may be limited by equitable principles of general applicability, whether such enforceability is considered in a proceeding at law or in equity.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties to this Agreement have executed or caused this Agreement to be executed by their respective officers hereunto duly authorized, all as of the date first written above.

BAA HOLDINGS, LLC

By:	/s/ Susan L. Wagner
Name: Susan L. Wagner Title: Vice Chairman and Chief Operating Officer

BLACKROCK, INC. (solely with respect to Section 9.12 hereof)

By:	/s/ Susan L. Wagner
Name: Susan L. Wagner Title: Vice Chairman and Chief Operating Officer

QUELLOS HOLDINGS, INC.

By:	/s/ Jeffrey I. Greenstein
Name: Jeffrey I. Greenstein Title: Chief Executive Officer

By:	/s/ Bryan K. White
Name: Bryan K. White Title: Principal